OFFER TO PURCHASE

PHILLIPS EDISON & COMPANY, INC.
11501 NORTHLAKE DRIVE

CINCINNATI, OHIO 45249
(513) 554-1110

OFFER TO PURCHASE UP TO 4,500,000 SHARES OF ITS
OUTSTANDING COMMON STOCK AT A PURCHASE
PRICE OF $5.75 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. EASTERN TIME, DECEMBER 15, 2020, UNLESS EXTENDED OR WITHDRAWN

Dear Fellow Stockholder:

Phillips Edison & Company, Inc. (the “Company,” “we,” “our,” or “us”) is offering to buy shares of its common stock through the tender offer described herein at a purchase price equal to $5.75 per share (the “Purchase Price”). You have the ability to participate in this tender offer, and potentially sell your shares back to the Company at $5.75 per share.

We are offering to purchase up to 4,500,000 shares of the Company’s common stock, par value $0.01 per share (“Shares”) for cash at the Purchase Price on the terms and conditions set forth in this Offer to Purchase and the related Letter of Transmittal and the related Instructions to Letter of Transmittal (the “Instructions”). This Offer to Purchase and the Letter of Transmittal, including the Instructions, constitute the “Offer.”

Unless extended or withdrawn, the Offer, proration period and withdrawal rights will expire at 5:00 p.m. Eastern Time, on Tuesday, December 15, 2020 (the “Expiration Date” or the “Expiration Time”). You may tender all, a portion or none of your Shares.

Stockholders desiring to tender all or any portion of their Shares for purchase must complete and sign a Letter of Transmittal and deliver it to the Company in the manner set forth in Section 2, “Procedures for Tendering Shares,” below.

Stockholders not interested in tendering any of their Shares need not take any action.

This Offer to Purchase is not conditioned upon any minimum number of Shares being tendered. Only Shares properly tendered and not properly withdrawn will be eligible to be purchased. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Date. Because of the proration and “odd lot” priority provisions described in this Offer to Purchase, it is possible that we will not purchase all of the Shares that you tender. If the Offer is oversubscribed, and you are not an odd lot holder (i.e., a stockholder holding less than 100 Shares), the number of Shares that we purchase from you will be prorated.

The Shares are not listed on a national securities exchange, and there is no established trading market for the Shares. The Company is making this Offer to address the needs of certain of our stockholders who desire immediate liquidity for all or a portion of their Shares. However, the Purchase Price is significantly lower than the current
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estimated value per Share of $8.75 affirmed by the Board of Directors of the Company (the “Board”) on May 6, 2020. Among other factors, the Board derived the Purchase Price by considering the stock performance and valuation of our publicly traded peers. The Company closely monitors the following eight publicly traded retail strip center real estate investment trusts: Brixmor Property Group Inc., Kimco Realty Corporation, Kite Realty Group Trust, RPT Realty, Regency Centers Corporation, Retail Opportunity Investments Corp., Retail Properties of America, Inc., and Weingarten Realty Investors. As of October 30, 2020, the publicly traded equity of our aforementioned peers was trading at an average discount to net asset value of 41%, and a median discount to net asset value of 39%, according to S&P Global Market Intelligence. Similarly, our Shares have traded at a significant discount to our current estimated value per Share in secondary market transactions reported by third parties. For example, during the six-month period ended October 31, 2020, approximately 67,000 Shares were sold through a secondary market maker at an average price per Share of $5.27.

However, given the current economic climate, market prices are highly volatile as seen by market dynamics this week related to the timing of a potential vaccine for COVID-19. Accordingly, while the Board has approved the Offer, the Board makes no recommendation to stockholders as to whether to tender or refrain from tendering their Shares.

Each stockholder must make his or her own decision whether to tender Shares, and if so, how many Shares to tender. Stockholders are urged to evaluate carefully all information in the Offer, the Letter of Transmittal and the Schedule TO, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated herein by reference and can be found in the “Investors – SEC Filings” section of our website, http://www.phillipsedison.com, and consult their own investment and tax advisors and make their own decisions whether to tender or refrain from tendering their Shares. Tendering stockholders whose Shares are accepted for payment will lose the opportunity to participate in any potential future upside and future growth of the Company with respect to such Shares and will lose the right to receive any future dividends that we may declare and pay.

Subject to the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), we expressly reserve the right, in our sole discretion, at any time and from time to time, (a) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, subject to the restrictions below, (b) to change the Purchase Price and to increase or decrease the number of Shares sought in the Offer, (c) to amend the Offer in any respect prior to the Expiration Date, and (d) if any condition specified in Section 6, “Conditions of the Offer,” below is not satisfied or waived prior to the Expiration Date, to terminate the Offer and not accept any Shares for payment. In accordance with the rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares without amending or extending the Offer. This could result in the number of Shares accepted for payment in the Offer increasing by up to approximately 5,800,000 additional Shares.

If we accept your tender of Shares, you will generally be treated as either having sold or exchanged those Shares in a taxable transaction or, under certain circumstances, having received a distribution with respect to those Shares that is treated as a dividend to the extent it is paid out of our current or accumulated earnings and profits. We urge you to consult your tax advisor regarding the tax consequences of tendering your Shares. See Section 16, “Material U.S. Federal Income Tax Considerations,” below.

None of the SEC, any state securities commission nor any other regulatory body has approved or disapproved of the Offer, passed upon the merits or fairness of the Offer, or passed upon the adequacy or accuracy of the information included or incorporated by reference into this Offer to Purchase and related documents. Any representation to the contrary is a criminal offense.

We have engaged a third-party, Georgeson LLC (“Georgeson”), to serve as our Information Agent (“Information Agent”) for this Offer. Georgeson will assist us in processing and executing the Offer. Questions, requests for assistance, and requests for additional copies of the Offer may be directed to Georgeson, by telephone toll free at (866) 296-5716.

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Since 1991, our core business has been owning and operating grocery-anchored real estate. Our strategy has proven resilient and profitable throughout our history despite multiple recessions, market cycles, and challenges. We wholeheartedly believe that grocery-anchored real estate has been, and will continue to be, a solid investment. That said, we are aware of the increasing demand for liquidity among our stockholders. While we believe the markets prevent us from achieving liquidity close to our current estimated value per Share, we know some investors require immediate liquidity, which contributed to the launch of this Offer.

Our directors and executive officers have advised us that they do not intend to tender any Shares owned by them in the Offer.

We are steadfast in our focus on creating stockholder value and look forward to providing you regular updates in the future.

Thank you for your continued support.

Sincerely,
Jeffrey S. Edison
Chairman of the Board and Chief Executive Officer
Phillips Edison & Company, Inc.

NOVEMBER 10, 2020

PHILLIPS EDISON & COMPANY, INC.

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IMPORTANT

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares in the Offer. You should rely on the information contained in, or incorporated by reference into, this Offer to Purchase and related Letter of Transmittal and other documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information contained or incorporated by reference herein or in the affairs of the Company or any of its subsidiaries since the date hereof. We have not authorized anyone to provide you with information in connection with this Offer other than the information in this Offer to Purchase and related Letter of Transmittal. If anyone makes any recommendation or gives any information, you must not rely upon that recommendation or information as having been authorized by the Company, the Depositary or the Information Agent.

If you want to tender all or a portion of your Shares, you must do one of the following prior to the Expiration Date, or any later time and date to which the Offer may be extended, or any other earlier time and date as your custodian, broker, dealer, commercial bank, trust company or other nominee may require:

•Registered Holders of Shares: if you hold Shares in book-entry form as a registered holder in your own name, complete and sign the Letter of Transmittal (or a manually signed photocopy of the Letter of Transmittal) according to its instructions and deliver it (by regular mail or overnight courier), together with any required signature guarantees and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A. (“Computershare”), the depositary for the Offer (the “Depositary”), at the address shown on the Letter of Transmittal;

•Holders whose Shares are Held by Custodians: if your Shares are registered in the name of a custodian, broker, dealer, commercial bank, trust company or other nominee at the commencement of the Offer, or transferred while the Offer is open, contact such nominee and have it tender your Shares for you according to the procedures described in Section 2, “Procedures for Tendering Shares”; or

•Holders of OP Units: if you hold operating partnership units (“OP units”) in Phillips Edison Grocery Center Operating Partnership I, L.P. (the “PECO Operating Partnership”), you must first exercise your redemption rights under the limited partnership agreement of the PECO Operating Partnership and exchange your OP units for Shares and then tender such Shares for purchase in the Offer according to the procedures described in Section 2, “Procedures for Tendering Shares.”

We recommend that you consult your custodian, broker, dealer, commercial bank, trust company or other nominee and/or your financial advisor to determine the status of your account and the best way to tender your Shares. If you have any questions related to how that status impacts how you may tender your Shares, please contact the Information Agent at the telephone number set forth on the back cover page of this Offer to Purchase. If you have any questions related to the status of the Shares in your book-entry account, or need to confirm the number of Shares held in your book-entry account, please call the Company’s transfer agent, Computershare, at (888) 518-8073 or contact your financial advisor.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, stockholders residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights the material terms of the Offer but does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase, the related Letter of Transmittal and the documents incorporated herein by reference because they contain the full details about the Offer and the Company. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion. Except where the context suggests otherwise, the terms “we,” “us,” “our” and the “Company” refer to Phillips Edison & Company, Inc., a Maryland corporation.

Who is offering to purchase my Shares?

Phillips Edison & Company, Inc., a Maryland corporation, is offering to purchase your Shares. We are a real estate investment trust (“REIT”) that invests primarily in grocery-anchored, neighborhood and community shopping centers that have a mix of creditworthy national, regional, and local retailers that sell necessity-based goods and services in strong demographic markets throughout the United States. See Section 13, “Certain Information About the Company,” below for additional information regarding the Company.

What is the purpose of the Offer?

The Shares are not listed on a national securities exchange, and there is no established trading market for the Shares. There are a small number of unaffiliated companies that, from time to time, offer liquidity to stockholders of the Company through the secondary market. However, liquidity provided through these avenues, including private transactions, auctions, and tender offers, is generally limited and costly from a fee perspective. The Company is making this Offer to address the needs of certain of our stockholders who desire immediate liquidity for all or a portion of their Shares in an efficient manner, while at the same time balancing the best interests of the Company and of those stockholders who wish to remain invested in the Company.

The Purchase Price is significantly lower than the current estimated value per Share affirmed by the Board on May 6, 2020. Accordingly, while the Board has approved the Offer, the Board makes no recommendation to stockholders as to whether to tender or refrain from tendering their Shares.

Has the Board adopted a position on the Offer?

While the Board has approved the Offer, none of the Company, the Board, the Depositary, the Information Agent, or any of their respective affiliates has made, or is making, any recommendation to you as to whether to tender or refraining from tendering your Shares. You must make your own decision whether to tender your Shares and, if so, how many Shares to tender. In doing so, you should read carefully the information included in and incorporated by reference into this Offer to Purchase and the related Letter of Transmittal. You are urged to discuss your decision with your tax advisor, financial advisor and/or custodian, broker, dealer, commercial bank, trust company or other nominee. Our directors and executive officers have advised us that they do not intend to tender any Shares owned by them in the Offer.

What liquidity options are available other than this Offer?

The Shares are not currently listed on a national securities exchange and the timing of a future listing or other major liquidity event for our stockholders depends in large part upon prevailing market conditions. Given the current state of the commercial real estate market and the U.S. economy generally, we cannot provide any assurances at this time as to the actual timing of the commencement of an exchange listing or other significant liquidity event for our stockholders. There are a small number of unaffiliated companies that, from time to time, offer liquidity to stockholders of the Company through the secondary market. However, liquidity provided through these avenues, including private transactions, auctions, and tender offers, is generally limited and costly from a fee perspective. In addition, the Board suspended the Company’s share repurchase program (“SRP”) with respect to standard repurchases on August 7, 2019, and with respect to repurchases for death, qualifying disability or determination of

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incompetence (“DDI”) on March 27, 2020. The SRP with respect to standard repurchases remains suspended as of the date of this Offer to Purchase. However, we expect that the SRP for DDI will be restarted on or around January 9, 2021, at $5.75 per share after the completion of this tender, though we can make no assurances as to when or whether that will happen. The Board will continue to consider the liquidity available to stockholders going forward, while balancing other long-term interests of stockholders and the Company. It is possible that, in the future, additional liquidity will be made available by the Company through a potential listing on a securities exchange, the SRP, additional issuer tender offers or other methods, though we can make no assurances as to whether that will happen, or the timing or terms of any such liquidity.

Pursuant to the applicable securities laws, neither we nor any of our affiliates may make any purchases of Shares until the expiration of at least ten business days after the date of termination of the Offer.

Do the Company’s directors or executive officers intend to tender their shares in the Offer?

Our directors and executive officers have advised us that they do not intend to tender any Shares owned by them in the Offer.

Where can I find the current estimated value per Share?

Because there is no public trading market for the Shares, we cannot provide a market price for the Shares. On May 6, 2020, the Board approved the current estimated value per Share of $8.75, based substantially on the estimated market value of our portfolio of real estate properties and our third-party investment management business as of March 31, 2020. The current estimated value per share valuation reflected the negative impact of the COVID-19 pandemic on our non-grocery tenants resulting from government-mandated closures, social distancing and stay-at-home guidelines and the uncertainty of the duration and full effect on the overall economy. For a description of the valuation methodologies as well as important assumptions and limitations of the Board’s estimated value per share valuation, please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which is incorporated herein by reference and can be found in the “Investors – SEC Filings” section of our website, http://www.phillipsedison.com.

The Board believes that the current estimated value per Share of $8.75 as approved in May 2020 continues to reflect a sound and reasonable current valuation of our real estate portfolio and investment management business in light of uncertain market conditions. The Board is cognizant, however, that the share prices of the following eight publicly traded retail strip center real estate investment trusts – Brixmor Property Group Inc., Kimco Realty Corporation, Kite Realty Group Trust, RPT Realty, Regency Centers Corporation, Retail Opportunity Investments Corp., Retail Properties of America, Inc., and Weingarten Realty Investors (collectively, the “Public Peers”) – have declined significantly below their respective estimated net asset values, primarily as a result of the ongoing market uncertainty caused by the COVID-19 pandemic. As of October 30, 2020, the publicly traded equity of the Company’s Public Peers was trading at an average discount to net asset value of 41%, and a median discount to net asset value of 39%, according to S&P Global Market Intelligence. Similarly, our Shares have traded at a significant discount to our current estimated value per Share in secondary market transactions reported by third parties. For example, during the six-month period ended October 31, 2020, approximately 67,000 Shares were sold through a secondary market maker at an average price per Share of $5.27. However, given the current economic climate, market prices are highly volatile as seen by market dynamics this week related to the timing of a potential vaccine for COVID-19.

How was the offer size and price for this Offer established?

We determined the offer size and price based on discussions between our management and the Board. In evaluating the offer size and price, our management and the Board considered many factors, including current market conditions, our current liquidity profile, acquisition opportunities, and the number of share redemption requests received under the SRP in recent years. The Board is cognizant that the share prices of the Company’s Public Peers in the shopping center REIT sector have declined significantly below their respective estimated net asset values,

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primarily as a result of the ongoing market uncertainty caused by the COVID-19 pandemic. As of October 30, 2020, the publicly traded equity of the Company’s Public Peers was trading at an average discount to net asset value of 41%, and a median discount to net asset value of 39%, according to S&P Global Market Intelligence. Similarly, our Shares have traded at a significant discount to our current estimated value per Share in secondary market transactions reported by third parties. For example, during the six-month period ended October 31, 2020, approximately 67,000 Shares were sold through a secondary market maker at an average price per Share of $5.27. However, given the current economic climate, market prices are highly volatile as seen by market dynamics this week related to the timing of a potential vaccine for COVID-19. Accordingly, while the Board has approved the Offer, the Board makes no recommendation to stockholders as to whether to tender or refrain from tendering their Shares.

What will be the effects of the Offer?

The purchase of Shares pursuant to the Offer will have the following effects:

•Depending on how many Shares are purchased, the Offer will decrease the amount of cash we have available for other purposes, such as making acquisitions, funding development or redevelopment projects, paying operating and administrative expenses, or debt service obligations.

•Purchases of Shares pursuant to the Offer will increase the proportionate interest of stockholders that do not tender their Shares.

•Stockholders who tender all of their Shares will give up the opportunity to participate in any potential future benefits from owning Shares, including the right to receive any future dividends or distributions that we may pay, or to participate in other liquidity options that may be made available by the Company or third parties in the future.

The Board also believes the purchase of Shares pursuant to the Offer may potentially be accretive to earnings and to the Company’s net asset value at the Offer price of $5.75 compared to the risk-adjusted returns available from other uses of available cash.

Our purchases of Shares pursuant to the Offer will not result in the deregistration of our Shares under the Exchange Act. See Section 8, “Purpose; Certain Effects of the Offer.”

How many Shares will the Company purchase? What will be the form of payment?

We are offering to purchase for cash up to 4,500,000 Shares at a purchase price equal to $5.75 per Share, subject to the terms and conditions of the Offer. In accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares without amending or extending the Offer. Properly tendering Shares assures you that at least a portion of your Shares will be purchased so long as we purchase Shares under the Offer (subject to provisions relating to “odd lot” priority and proration described in Section 1, “Number of Shares; Expiration Date; Proration,” below).

We will announce the preliminary results of the Offer through an amendment to the Schedule TO, including the expected proration factor, and pay the Purchase Price in cash, less any applicable withholding taxes and without interest, for the Shares we accept for payment promptly after the Expiration Date. If we are required to pro-rate, however, we expect it may take at least five business days after the Expiration Date to calculate the final proration factor and begin paying for Shares accepted for payment.

We will pay for Shares that are properly tendered and not properly withdrawn by depositing the Purchase Price in cash with Computershare, the paying agent for the Offer (the “Paying Agent”), which will act as your agent for the purpose of receiving payments from us and transmitting payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by Computershare in its capacity as the Depositary for the Offer (the

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“Depositary”) of a properly completed and duly executed Letter of Transmittal and any required signature guarantees and other documents required by the Letter of Transmittal.

Subject to applicable law, we reserve the right, in our sole discretion, to change the Purchase Price and to increase or decrease the value and number of Shares sought in the Offer. The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to certain conditions. See Section 1, “Number of Shares; Expiration Date; Proration,” and Section 2, “Procedures for Tendering Shares.”

Will the Offer affect my ability to receive dividends and distributions?

If you elect to remain a stockholder and do not tender all of your Shares, you will be eligible to receive any dividends or distributions declared by the Board on the number of shares you own on the record dates for such dividends or distributions. Shares purchased by us in the Offer will not be eligible to receive dividends or distributions except for dividends or distributions declared to stockholders of record on a date before the date that we accept those Shares for payment. See our most recent Annual Report on Form 10-K or Quarterly Reports on Form 10-Q for further information regarding our distribution policy in the “Investors – SEC Filings” section of our website, http://www.phillipsedison.com.

Must I tender all of my Shares to participate in the Offer?

No. Subject to the conditions described herein for odd lot holders, you may tender all of your Shares, a portion of your Shares, or none of your Shares. You are able to tender your Shares regardless of how long you have owned them. See Section 3, “Amount of Tenders.”

What if stockholders tender more than 4,500,000 Shares?

If more than 4,500,000 Shares are properly tendered and not properly withdrawn, we will purchase Shares on the following basis:

•First, we will purchase all the Shares properly tendered and not properly withdrawn by any “odd lot holder” (a stockholder of less than 100 Shares) who tenders all of that holder’s Shares; and

•Second, after the purchase of all the Shares properly tendered by odd lot holders, we will purchase all other Shares properly tendered on a pro rata basis.

In addition, in accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares without amending or extending the Offer. This could result in the number of Shares accepted for payment in the Offer increasing by up to approximately 5,800,000 additional Shares.

Because of the proration and “odd lot” priority provisions described in this Offer to Purchase, it is possible that we will not purchase all of the Shares that you tender. If the Offer is oversubscribed, and you are not an odd lot holder, the amount of Shares that we purchase from you will be prorated.

If we are required to pro-rate, the Paying Agent will determine the proration factor promptly following the Expiration Date. The proration factor will be based on the ratio of (a) 4,500,000 (or, if we increase the number of Shares accepted for payment in the Offer as described above, the increased aggregate number of Shares to be purchased pursuant to the Offer) minus the aggregate number of Shares to be purchased from odd lot holders to (b) the total number of Shares properly tendered and not properly withdrawn by all stockholders (other than odd lot holders). The number of Shares accepted for purchase for each stockholder (other than odd lot holders) will equal the number of Shares validly tendered by each stockholder multiplied by the proration factor. Because of the difficulty in determining the number of Shares properly tendered and not withdrawn and because of the odd lot procedure described above, we expect that we will not be able to announce the final proration factor or commence

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payment for any Shares purchased pursuant to the Offer until at least five business days after the Expiration Date. The preliminary results of any proration will be announced through the public filing of an amendment to the Schedule TO as promptly as practicable after the Expiration Date.

The number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether to tender Shares. Each stockholder should consult with their tax advisor to evaluate the tax consequences of tendering or selling Shares in the Offer. See Section 1, “Number of Shares; Expiration Date; Prorations.”

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

If you own beneficially or of record fewer than 100 Shares in the aggregate, you will not be subject to proration if: (a) you properly tender all of these Shares, (b) you do not properly withdraw them before the Expiration Date, and (c) you properly complete and sign the Letter of Transmittal included with this Offer to Purchase and the Odd Lot Certification Form. See Section 1, “Number of Shares; Expiration Date; Prorations.”

What if I own OP units in the PECO Operating Partnership? Can I participate in the Offer?

We are only offering to purchase shares of our common stock in the Offer. If you currently own OP units and wish to participate in the Offer, you must first exercise your redemption rights under the limited partnership agreement of the PECO Operating Partnership and exchange your OP units for Shares. You may then tender such Shares for purchase in the Offer by delivering a completed Letter of Transmittal as described below. All such tendered Shares will be subject to the same terms and conditions, including proration, as are applicable to all other Shares tendered in the Offer. Holders of OP units should consult with their tax advisors regarding the consequence of redeeming their OP units and participating in the Offer.

How do I tender Shares that are registered in my name?

If you would like for us to purchase all or a portion of your Shares that are registered in your name, you must properly complete and sign the Letter of Transmittal enclosed herein according to its instructions and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to Computershare in its capacity as the Depositary at the appropriate address shown on the “Important Instructions and Information” page accompanying the Letter of Transmittal.

Unless the Offer is extended, the completed and executed Letter of Transmittal must be received before the Expiration Time on the Expiration Date. See Section 2, “Procedures for Tendering Shares.”

How do I tender Shares that I hold through a custodian, broker, dealer, commercial bank, trust company, or other nominee?

If your Shares are held through a custodian, dealer, commercial bank, trust company, or other nominee, then you are not the holder of record on our books, and you must contact your custodian, broker, dealer, commercial bank, trust company, or other nominee and comply with their policies and procedures and provide them with any necessary paperwork in order to have them tender your Shares. Stockholders holding their Shares through such custodian, broker, dealer, commercial bank, trust company, or other nominee must not deliver a Letter of Transmittal directly to the Depositary. The custodian, broker, dealer, commercial bank, trust company, or other nominee holding your Shares must submit the Letter of Transmittal that pertains to your Shares to the Depositary on your behalf. If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Depositary of their authority so to act must be submitted. See Section 2, “Procedures for Tendering Shares.”

Will I be notified of any defects in the documents I submit?

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To the extent practicable, the Company and Computershare will attempt to give notice of any defects or irregularities in tenders, provided, however, that none of the Company, Computershare or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice. Any notice given will be in the form of a letter. The Company will not be liable for failure to waive any condition of the Offer or for any defect or irregularity in any tender of Shares. Therefore, we encourage stockholders to carefully complete their tender materials and submit them as early as possible after they have considered the information in this Offer to Purchase, so that they will have as much time as possible prior to the Expiration Date to correct any defects or irregularities in their tenders. See Section 2, “Procedures for Tendering Shares.”

What will happen to my fractional Shares in connection with the Offer?

We will purchase fractional Shares in connection with the Offer. See Section 9, “Treatment of Fractional Shares.”

Will I have to pay brokerage fees and commissions if I tender my Shares?

No, if you are the holder of record of your Shares and you tender your Shares directly, you will not incur any brokerage fees or commissions like you may incur in connection with transactions in the secondary market. If you hold your Shares through a custodian, broker, dealer, commercial bank, trust company, or other nominee and that person tenders Shares on your behalf, that person may charge you a fee for doing so. We urge you to consult your custodian, broker, dealer, commercial bank, trust company, or other nominee to determine whether any such charges will apply.

What is the accounting treatment of the Offer for the Company?

The purchase of Shares pursuant to the Offer will reduce our stockholders’ equity in an amount equal to the aggregate Purchase Price of the Shares purchased, and, either in whole or in part, and also equal to the aggregate Purchase Price of the Shares purchased, reduce our total cash and/or increase our indebtedness in an amount equal to the amount of monies drawn on our credit facility, if any, to fund all or a portion of the Purchase Price.

Are there any governmental or regulatory approvals, consents or filings to be made or obtained in connection with the Offer?

We are not aware of any approval or other action by any governmental, administrative or regulatory authority, agency or body required for us to acquire Shares pursuant to the Offer. We intend, however, to seek any approvals or make any notice filings that may be required. We may be required to delay the acceptance for payment of, or payment for, Shares tendered in the Offer pending receipt of any approval or other action. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations pursuant to the Offer to accept for payment and pay for Shares are subject to the satisfaction of certain conditions. See Section 6, “Conditions of the Offer” and Section 15, “Certain Legal Matters; Regulatory Approvals.”

When will the Offer expire? Can the Offer be extended? How will I be notified if the Offer period is extended?

You may tender your Shares until the Offer expires at 5:00 p.m. on the Expiration Date, which is December 15, 2020 unless extended by us. We may choose to extend the Offer period for any reason. If we extend the Offer period, we will make a public announcement no later than 9:00 a.m. Eastern Time on the next business day after the previously scheduled Expiration Time. We cannot assure you that the Offer will be extended or, if extended, for how long it will be extended. See Section 1, “Number of Shares; Expiration Date; Proration,” and Section 7, “Extension of the Offer; Termination; Amendment.”

What are the material U.S. federal income tax consequences if I tender my Shares?

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The receipt of cash for your tendered Shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange generally eligible for capital gain or loss treatment or (2) a distribution in respect of stock from the Company taxable as ordinary income to the extent it is out of the Company’s earnings and profits (and not designated by us as a capital gain dividend or qualified dividend income). If you are a U.S. person (within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”)), you should complete the U.S. Internal Revenue Service (“IRS”) Form W-9 included as part of the Letter of Transmittal. Any tendering stockholder or other payee who is a U.S. person (or who fails to establish a status as other than that of a U.S. person) and who fails to timely complete, sign and return to the Depositary the IRS Form W-9 included in the Letter of Transmittal (or other such form as may be applicable) may be subject to U.S. backup withholding. If you are not a U.S. person, you should complete the appropriate IRS Form(s) W-8, which may be obtained from the IRS website at http://www.irs.gov. Any tendering stockholders or other payees who are not U.S. persons that fail to timely complete, sign and return the appropriate IRS Form(s) W-8 to the Depositary may be unable to claim any available reduction or exemption from U.S. federal withholding (including backup withholding, income tax withholding and Foreign Account Tax Compliance Act withholding). See Section 2, “Procedures for Tendering Shares.” Tendering stockholders or other payees who are not U.S. persons are urged to consult their tax advisors regarding the applicability of U.S. federal withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure, upon the cash received in exchange for Shares. In addition, holders of OP units in the PECO Operating Partnership should consult with their personal tax advisors regarding the consequence of exchanging their OP units for Shares and participating in the Offer. We recommend that you review Section 16, “Material U.S. Federal Income Tax Considerations,” and consult with your tax advisor with respect to your particular situation.

Will I have to pay stock transfer tax if I tender my Shares?

We will pay all stock transfer taxes unless payment is made to, or if Shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered shares are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5, “Purchase and Payment for Tendered Shares.”

May I withdraw my tendered Shares?

Yes. You may withdraw any or all Shares tendered at any time prior to the Expiration Time. To withdraw your tendered Shares, you must properly submit a written notice of withdrawal (a “Withdrawal Letter”) and deliver it, together with any required signature guarantees and any other required documents, to the Depositary at the appropriate address shown on the “Important Instructions and Information” page accompanying the Letter of Transmittal. Please note that a Withdrawal Letter delivered via a method of delivery other than U.S. mail or overnight courier service will not be accepted. See Section 4, “Withdrawal Rights.”

How will the Company pay for the Shares?

Assuming that the Offer is fully subscribed, the value of Shares purchased in the Offer will be approximately $26 million, subject to our ability to increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares (resulting in a commensurate increase in the dollar volume by up to approximately $33 million) without amending or extending the Offer in accordance with rules promulgated by the SEC. Assuming that we do not increase the number of Shares accepted for payment, we expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $27 million. We intend to fund the purchase of Shares in the Offer and pay related costs by using our available cash on hand, which may include funds received from draws on our credit facility. See Section 12, “Source and Amount of Funds.”

Are there any conditions to the offer?

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Yes. The Offer is subject to a number of conditions, such as the absence of court and governmental action prohibiting the Offer and changes in market and general economic conditions that, in our judgment, are or may be materially adverse to us, as well as certain other conditions that in each case must be satisfied or waived by us on or prior to the Expiration Date. The Offer is subject to these conditions, among others, which are described in greater detail in Section 6, “Conditions of the Offer.” Each of these conditions is for our sole benefit and may be asserted or waived by the Company, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Date. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. The Offer is not conditioned on the receipt of financing or any minimum number of Shares being tendered.

May you amend or terminate the Offer?

Yes, we may amend or terminate the Offer in our sole discretion. The Offer is not conditioned upon the tender of any minimum number of Shares. We are not required to accept or pay for any Shares tendered unless the conditions to the Offer have been met. See Section 6, “Conditions of the Offer,” and Section 7, “Extension of the Offer; Termination; Amendment.”

Whom do I contact if I have questions about the Offer?

Questions and requests for assistance may be directed to our Information Agent at the telephone number and address set forth on the back cover page of this Offer to Purchase. You may request copies of this Offer to Purchase, and additional copies of the Letter of Transmittal and other Offer documents from our Information Agent at the telephone number and address set forth on the back cover page of this Offer to Purchase. The Company will promptly furnish to stockholders copies of these materials at its own expense. Stockholders may also contact their custodian, broker, dealer, commercial bank, trust company, or other nominee and/or financial advisor for assistance concerning the Offer. Stockholders may also find our recent periodic and current reports filed with the SEC in the “Investors – SEC Filings” section of our website, http://www.phillipsedison.com.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this Offer to Purchase may be deemed “forward-looking statements” within the meaning of the U.S. federal securities laws. Statements that do not relate to historical or current facts or matters are forward-looking statements. When used, the words “may,” “will,” “seek,” “expects,” “anticipates,” “believes,” “targets,” “intends,” “should,” “estimates,” “could,” “continue,” “assume,” “projects,” “plans,” or similar expressions, are intended to identify forward-looking statements. Although we believe the expectations reflected in any forward-looking statement are based on reasonable assumptions, we can give no assurance that our expectations will be attained, and it is possible that actual results may differ materially from those indicated in these forward-looking statements due to a variety of risks, uncertainties and other factors, including the recent novel coronavirus, COVID-19, outbreak. Such statements include, but are not limited to: (a) statements about our focus, plans, strategies, initiatives, and prospects; (b) statements about the COVID-19 pandemic, including its duration and potential or expected impact on our tenants, our business, and our estimated value per share; (c) statements about our intentions regarding this Offer and our distributions, share repurchase program, and dividend reinvestment program; and (d) statements about our future results of operations, capital expenditures, and liquidity. Such statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those projected or anticipated, including, without limitation: (i) changes in national, regional, or local economic climates; (ii) local market conditions, including an oversupply of space in, or a reduction in demand for, properties similar to those in our portfolio; (iii) vacancies, changes in market rental rates, and the need to periodically repair, renovate, and re-let space; (iv) changes in interest rates and the availability of permanent mortgage financing; (v) competition from other available properties and the attractiveness of properties in our portfolio to our tenants; (vi) the financial stability of tenants, including the ability of tenants to pay rent; (vii) changes in tax, real estate, environmental, and zoning laws; (viii) the concentration of our portfolio in a limited number of industries, geographies, or investments; (ix) the effects of the COVID-19 pandemic, including on the demand for consumer goods and services and levels of consumer confidence in the safety of visiting shopping centers as a result of the COVID-19 pandemic; (x) the measures taken by federal, state, and local government agencies and tenants in response to the COVID-19 pandemic, including mandatory business shutdowns, stay-at-home orders and social distancing guidelines; (xi) the impact of the COVID-19 pandemic on our tenants and their ability to pay rent on time or at all, or to renew their leases and, in the case of non-renewal, our ability to re-lease the space at the same or more favorable terms or at all; (xii) the length and severity of the COVID-19 pandemic in the United States; (xiii) the pace of recovery following the COVID-19 pandemic given the current severe economic contraction and increase in unemployment rates; (xiv) our ability to implement cost containment strategies; (xv) our and our tenants’ ability to obtain loans under government programs; (xvi) our ability to pay down, refinance, restructure, or extend our indebtedness as it becomes due; (xvii) to the extent we were seeking to dispose of properties in the near term, significantly greater uncertainty regarding our ability to do so at attractive prices; (xviii) the impact of the COVID-19 pandemic on our business, results of operations, financial condition, and liquidity; and (xix) supply chain disruptions due to the COVID-19 pandemic. Additional important factors that could cause actual results to differ are described in the filings made from time to time by the Company with the SEC and include the risk factors and other risks and uncertainties described in our 2019 Annual Report on Form 10-K, filed with the SEC on March 12, 2020, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 filed on November 9, 2020, in each case as updated from time to time in our periodic and/or current reports filed with the SEC, which are accessible on the SEC’s website at http://www.sec.gov.

Except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

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THE OFFER

1. Price; Number of Shares; Expiration Date; Proration

General. We will purchase for cash up to 4,500,000 Shares which are properly tendered and not properly withdrawn prior to the Expiration Date at a price of $5.75 per share, net to the seller in cash, less any applicable withholding taxes and without interest, or approximately $26 million in the aggregate, on the terms and subject to the conditions described in this Offer. In accordance with the rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares without amending or extending the Offer. This could result in the number of Shares accepted for payment in the Offer increasing by up to approximately 5,800,000 additional Shares.

The Offer will expire on the Expiration Date, unless the Offer is extended or withdrawn. You may tender all or a portion of your Shares. You also may choose not to tender any of your Shares. To tender your Shares you must follow the procedures described in the Offer to Purchase, the Letter of Transmittal and the other documents related to the Offer.

The Purchase Price is significantly lower than the current estimated value per Share affirmed by the Board on May 6, 2020. Accordingly, while the Board has approved the Offer, the Board makes no recommendation to stockholders as to whether to tender or refrain from tendering their Shares.

On May 6, 2020, the Board approved the current estimated value per Share of $8.75, based substantially on the estimated market value of our portfolio of real estate properties and our third-party investment management business as of March 31, 2020. The current estimated value reflected the negative impact of the COVID-19 pandemic on our non-grocery tenants resulting from social distancing and stay-at-home guidelines and the uncertainty of the duration and full effect on the overall economy. For a description of the valuation methodologies as well as important assumptions and limitations of the Board’s estimated value per share valuation, please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which is incorporated herein by reference and can be found in the “Investors – SEC Filings” section of our website, http://www.phillipsedison.com.

The Board believes that the current estimated value per Share of $8.75 as approved in May 2020 continues to reflect a sound and reasonable current valuation of our real estate portfolio and investment management business in light of uncertain market conditions. The Board is cognizant, however, that the share prices of the Company’s Public Peers in the shopping center REIT sector have declined significantly below their respective estimated net asset values, primarily as a result of the ongoing market uncertainty caused by the COVID-19 pandemic. As of October 30, 2020, the publicly traded equity of the Company’s Public Peers was trading at an average discount to net asset value of 41%, and a median discount to net asset value of 39%, according to S&P Global Market Intelligence. Similarly, our Shares have traded at a significant discount to our current estimated value per Share in secondary market transactions reported by third parties. For example, during the six-month period ended October 31, 2020, approximately 67,000 Shares were sold through a secondary market maker at an average price per Share of $5.27. However, given the current economic climate, market prices are highly volatile as seen by market dynamics this week related to the timing of a potential vaccine for COVID-19. The Company is thus making this Offer to address the needs of certain of our stockholders who desire immediate liquidity for all or a portion of their Shares in an efficient manner, while at the same time balancing the best interests of the Company and of those stockholders who wish to remain invested in the Company. Our directors and executive officers have advised us that they do not intend to tender any Shares owned by them in the Offer.

The Shares are not currently listed on a national securities exchange and the timing of a future listing or other major liquidity event for our stockholders depends in large part upon prevailing market conditions. Given the current state of the commercial real estate market and the U.S. economy generally, we cannot provide any assurances at this time as to the actual timing of the commencement of an exchange listing or other significant liquidity event for our stockholders. In addition, the Board suspended the SRP with respect to standard repurchases on August 7, 2019, and with respect to DDI repurchases DDI on March 27, 2020. The SRP with respect to standard

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repurchases remains suspended as of the date of this Offer to Purchase. However, we expect that the SRP for DDI will be restarted on or around January 9, 2021, at $5.75 per share after the completion of this tender, though we can make no assurances as to when or whether that will happen. The Board will continue to consider the liquidity available to stockholders going forward, while balancing other long-term interests of stockholders and the Company. It is possible that, in the future, additional liquidity will be made available by the Company through a potential listing on a securities exchange, the SRP, additional issuer tender offers or other methods, though we can make no assurances as to whether that will happen, or the timing or terms of any such liquidity.

Pursuant to the applicable securities laws, neither we nor any of our affiliates may make any purchases of Shares until the expiration of at least ten business days after the date of termination of the Offer.

Because of the “odd lot” priority and proration provisions described in this Offer to Purchase, all of the Shares properly tendered and not properly withdrawn may not be purchased if more than 4,500,000 Shares are properly tendered and not properly withdrawn. All Shares tendered and not purchased in the Offer, including Shares not purchased because of proration, will be returned to the tendering stockholders as described in Section 2, “Procedures for Tendering Shares.”

We will not accept Shares subject to conditional tenders, such as acceptance of all or none of the Shares tendered by any tendering stockholder.

Subject to the applicable rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, (a) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, (b) to increase or decrease the number of Shares sought in the Offer, (c) to amend the Offer in any respect prior to the Expiration Date, and (d) if any condition specified in Section 6, “Conditions of the Offer,” is not satisfied or waived prior to the Expiration Date, to terminate the Offer and not accept any Shares for payment. Notice of any such extension, amendment or termination will be distributed promptly to stockholders in a manner reasonably designed to inform them of such change in compliance with Rule 13e-4(e)(3) under the Exchange Act. In the case of an extension of the Offer, such extension will be followed by a press release or other public announcement which will be issued no later than 9:00 a.m. Eastern Time, on the next business day after the previously scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

If we (i) increase the price that may be paid for the Shares, (ii) increase the maximum number of Shares that we may accepted for payment in the Offer by more than 2% of our outstanding Shares or (iii) decrease the number of Shares that we may purchase in the Offer, then the Offer must remain open for at least 10 business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 7, “Extension of the Offer; Termination; Amendment.”

Stockholders properly tendering Shares can reasonably expect to have at least a portion of such Shares purchased if any Shares are purchased pursuant to the Offer (subject to provisions relating to “odd lot” priority and proration described in this Offer to Purchase).

Shares acquired pursuant to the Offer will be acquired by the Company free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such Shares to stockholders of record on or prior to the date on which the Shares are accepted for payment pursuant to the Offer shall be for the account of such stockholders.

The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 6, “Conditions of the Offer.”

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Priority of Purchases. Upon the terms and subject to the conditions of the Offer (including the “odd lot” priority and proration provisions), if more than 4,500,000 Shares are properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase Shares in the following order of priority:

•first, all Shares owned beneficially or of record by an Odd Lot Holder who properly tenders all of such Shares and does not properly withdraw them prior to the Expiration Date (partial tenders will not qualify for this preference), and completes, or whose custodian, broker, dealer, commercial bank, trust company, or other nominee completes, the section captioned “Odd Lots” in the Letter of Transmittal; and

•second, all other Shares properly tendered and not properly withdrawn prior to the Expiration Date, on a pro rata basis, until we have purchased up to 4,500,000 Shares; provided that we may increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares without amending or extending the Offer, which, if we do so, could result in the number of Shares accepted for payment in the Offer increasing by up to approximately 5,800,000 additional Shares.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that all of the Shares that a stockholder tenders in the Offer may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of Shares or any other condition, none of those Shares will be purchased.

Odd Lots. The term “Odd Lots” means all Shares properly tendered prior to the Expiration Date and not properly withdrawn by any person who owned, beneficially or of record, a total of fewer than 100 Shares and so certified in the appropriate place on the Letter of Transmittal. To qualify for this preference, an Odd Lot Holder must tender all Shares owned beneficially or of record by the Odd Lot Holder in accordance with the procedures described in Section 2, “Procedures for Tendering Shares.” Odd Lots will be accepted for payment before any proration of the purchase of other properly tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of 100 or more Shares in the aggregate, even if these holders have separate accounts each representing fewer than 100 Shares. By tendering in the Offer, an Odd Lot Holder who holds Shares in such holder’s name and tenders such shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable “odd lot” discounts in a sale of such shares. Any Odd Lot Holder wishing to tender all of such holder’s Shares pursuant to the Offer and receive the priority payment must complete the section entitled “Odd Lots” in the Letter of Transmittal.

Proration. Proration for each stockholder tendering Shares (other than Odd Lot Holders) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders (other than Odd Lot Holders). We will publicly announce the preliminary results of the Offer, including any expected proration, promptly after the Expiration Date, and we will publicly announce the final results of the Offer promptly after they are determined. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their custodian, broker, dealer, commercial bank, trust company, or other nominee. In the event of proration, Computershare, the paying agent for the Offer (the “Paying Agent”), will determine the proration factor and pay for those properly tendered Shares accepted for payment promptly after the final results of proration are determined.

As described in Section 16, “Material U.S. Federal Income Tax Considerations,” the extent to which a stockholder’s Shares are purchased pursuant to the Offer may affect the U.S. federal income tax consequences of the purchase to the stockholder and, therefore, may be relevant to a stockholder’s decision whether to tender Shares.

If you would like to tender a portion or all of your Shares pursuant to the terms of this Offer, you must obtain from our website, or request that we mail to you, a copy of this Offer to Purchase and other documents related to the Offer. The documents related to the Offer are filed with the Securities and Exchange Commission and may be obtained free of charge at http://www.sec.gov. These documents may also be obtained from the Company’s website, http://www.phillipsedison.com/investors/tender, or may be requested from the Information Agent at the telephone number and addresses set forth below. The Information Agent will promptly furnish to stockholders copies of these materials at the Company’s expense. The Letter of Transmittal will be mailed to record holders of the Shares and

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will be furnished to custodians, brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the Company’s stockholder list.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, stockholders residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Stockholders are urged to evaluate carefully all information in the Offer, the Letter of Transmittal and the Schedule TO, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, which are incorporated herein by reference and can be found in the “Investors – SEC Filings” section of our website, http://www.phillipsedison.com, and consult their own investment and tax advisors and make their own decisions whether to tender or refrain from tendering their Shares.

The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to certain conditions. See Section 6, “Conditions of the Offer.”

2. Procedures for Tendering Shares

Proper Tender of Shares by Registered Holders. If your Shares are registered in book-entry form in your name (i.e., if you are a holder who is the record and beneficial owner of the Shares), you may tender your shares in the Offer by delivering (by regular mail or overnight courier) a properly completed and duly executed Letter of Transmittal (or manually signed photocopy of the Letter of Transmittal), including any required signature guarantees, and any other required documents to the Depositary. These documents must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Date. Stockholders holding their Shares through a custodian, broker, dealer, commercial bank, trust company, or other nominee must contact such nominee to tender their Shares on their behalf.

Proper Tenders of Shares by Custodians, Brokers, Dealers, Commercial Banks, Trust Companies, or Other Nominees. If you are a custodian, broker, dealer, commercial bank, trust company, or other nominee tendering Shares on behalf of your client, you may tender Shares in the Offer by delivering (by regular mail or overnight courier) a properly completed and duly executed Letter of Transmittal (or a manually signed photocopy of the Letter of Transmittal), including any required signature guarantees, and any other required documents to the Depositary, which must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Date.

Stockholders holding Shares in a brokerage account or otherwise through a custodian, broker, dealer, commercial bank, trust company, or other nominee, must contact such nominee and comply with their policies and procedures and provide them with any necessary paperwork in order to tender their Shares. Those stockholders are urged to consult such nominee to determine whether any charges may apply if shares are tendered through such nominee and not directly to the Depositary.

Odd Lot Holders must tender all of their Shares and also complete the section entitled “Odd Lots” in the Letter of Transmittal to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1, “Number of Shares; Expiration Date; Proration.”

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

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•the Letter of Transmittal is signed by the registered holder of the Shares tendered and the holder has not completed either the section entitled “Special Delivery Instructions” or the section entitled “Special Payment Instructions” in the Letter of Transmittal (a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other entity or other person acting in a fiduciary or representative capacity must evidence the capacity to sign or, in lieu of documented evidence, a signature guarantee is required); or

•Shares are tendered for the account of a commercial bank, custodian, broker, dealer, credit union, savings association, or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program, the Stock Exchange Medallion Program, or an “eligible guarantor institution”, as the term is defined in Rule 17Ad-15 promulgated under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or a manually signed photocopy of the Letter of Transmittal), including any required signature guarantees, and any other documents required by the Letter of Transmittal; and

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering stockholder. Shares will be deemed tendered only when all required documents are received by the Depositary (including by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

IF YOU WANT TO TENDER ALL OR A PORTION OF YOUR SHARES, YOU MUST DELIVER THE LETTER OF TRANSMITTAL AND OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY. ANY DOCUMENTS DELIVERED TO THE COMPANY, THE INFORMATION AGENT OR ANY OTHER PERSON WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Stockholders may contact the Information Agent or their custodian, broker, dealer, commercial bank, trust company or other nominee and/or their financial advisors for assistance. The contact information for the Information Agent is set forth on the back cover page of this Offer to Purchase.

Return of Unpurchased or Withdrawn Shares. All Shares tendered and not purchased, including all shares not purchased due to proration, and all shares properly withdrawn prior to the Expiration Date will be credited at our expense to the registered holder’s book-entry account with the transfer agent promptly after the Expiration Date, the termination of the Offer or the proper withdrawals of Shares, as applicable.

U.S. Federal Backup Withholding and Withholding. Under the U.S. federal income tax laws, payments in connection with the transaction may be subject to “backup withholding” at a rate of 24%, unless a stockholder that holds Shares:

•provides a correct taxpayer identification number (which, for a U.S. holder (as defined in Section 16, “Material U.S. Federal Income Tax Considerations”) that is an individual stockholder, is the stockholder’s social security number) and certifies, under penalties of perjury, that he, she or it is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules; or

•is a corporation or comes within other exempt categories and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules.

Any amount withheld under these rules will be creditable against the stockholder’s U.S. federal income tax liability or refundable to the extent that it exceeds such liability, if the stockholder provides the required information to the IRS. A stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS. To prevent backup withholding on cash payable in the Offer, each U.S. person (within the meaning of Section 7701(a)(30) of the Code) should provide the applicable withholding agent with his, her or its

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correct taxpayer identification number and certify that he, she or it is not subject to backup withholding by completing the IRS Form W-9 included in the Letter of Transmittal. Stockholders that are not U.S. persons should complete and sign the appropriate IRS Form(s) W-8, which may be obtained from the IRS website at http://www.irs.gov, in order to claim any available reduction or exemption from U.S. federal withholding (including backup withholding, income tax withholding and Foreign Account Tax Compliance Act withholding). See the Letter of Transmittal.

Stockholders are urged to consult with their tax advisor regarding information reporting and possible qualifications for exemption from U.S. federal backup withholding and the procedure for obtaining any applicable exemption.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of Shares will be determined by the Company, in our sole discretion, and such determination will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if the Company’s determinations are challenged by stockholders. The Company expressly reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Date with respect to all tendered Shares in accordance with applicable law. The Company also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares, whether or not the Company waives similar defects or irregularities in the case of any other stockholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by the Company. The Company will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of the Company, the Depositary, the Paying Agent, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person’s own account unless, at the time of tender and at the end of the proration period or during which Shares are accepted by lot, such person has a “net long position” (i.e., more Shares held in long positions than in short positions) in (1) a number of Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Shares for the purpose of tendering to the Company within the period specified in the Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into a number of Shares (“Equivalent Securities”) that are equal to or greater than the number of Shares tendered and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange, or exercise of such Equivalent Securities and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to the Company within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to the Company that (i) such stockholder has a “net long position” in a number of Shares or Equivalent Securities at least equal to the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act and (ii) such tender of Shares complies with Rule 14e-4 promulgated under the Exchange Act. Our acceptance for payment of Shares tendered in the Offer will constitute a binding agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Offer.

3. Amount of Tenders

Stockholders may tender all of their Shares or a portion of their Shares specified as a number of Shares that is less than all of their Shares. A stockholder will be able to tender his or her Shares to us for purchase regardless of when the stockholder first purchased the Shares.

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4. Withdrawal Rights

Shares tendered in the Offer may be withdrawn (i) at any time prior to the Expiration Date, or such later time and date to which we may extend the Offer, (ii) at any time we have not taken up the Shares before actual receipt by the Depositary of a notice of withdrawal in respect of such shares, or (iii) after the expiration of 40 business days from the commencement of the Offer if the Company has not yet accepted tendered shares for payment. Except as otherwise provided in this Section 4, “Withdrawal Rights,” tenders of Shares pursuant to the Offer are irrevocable.

Withdrawals by Registered Holders. If your Shares are registered in book-entry form in your name (i.e., if you are a holder who is the record and beneficial owner of the Shares), for a withdrawal to be effective, the Depositary must receive (by regular mail or overnight courier), prior to the Expiration Date, a properly completed and duly executed notice of withdrawal at the Depositary’s address set forth on the back cover page of this Offer to Purchase. If you tendered your Shares using more than one Letter of Transmittal, you may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal specifying the Shares to be withdrawn. Any notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the person who tendered the Shares.

Withdrawals by Custodians, Brokers, Dealers, Commercial Banks, Trust Companies, or Other Nominees. If you are a custodian, broker, dealer, commercial bank, trust company, or other nominee tendering Shares on behalf of your client, for a withdrawal to be effective, the Depositary must receive (by regular mail or overnight courier), prior to the Expiration Date, a properly completed and duly executed notice of withdrawal at the Depositary’s address set forth on the back cover page of this Offer to Purchase. If you tendered your client’s Shares using more than one Letter of Transmittal, you may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal specifying the Shares to be withdrawn.

Determination of Validity of Withdrawals. All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by the Company, in our sole discretion, and will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if our determinations are challenged by stockholders. We reserve the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of Shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of the Company, the Depositary, the Paying Agent, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.

Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, properly withdrawn Shares may be re-tendered prior to the Expiration Date by following one of the procedures described in Section 2, “Procedures for Tendering Shares”.

If we extend the Offer, are delayed in our purchase of Shares, or are unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to our rights pursuant to the Offer, the Paying Agent and the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and such Shares may not be withdrawn, except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4, “Withdrawal Rights.”

Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Rule 13e-4(f)(5) and Rule 14e-1(c) promulgated under the Exchange Act, which require that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

5. Purchase and Payment for Tendered Shares

Promptly after the Expiration Date, we will, on the terms and subject to the conditions described in the Offer, accept for payment up to 4,500,000 Shares at a purchase price of $5.75 per share, or approximately $26 million in the aggregate, that are properly tendered and not properly withdrawn prior to the Expiration Date. For purposes of

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the Offer, we will be deemed to have accepted for payment, subject to “odd lot” priority and proration, Shares that are properly tendered and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary and the Paying Agent of our acceptance of the tendered Shares for payment pursuant to the Offer.

We will purchase 4,500,000 Shares if the Offer is fully subscribed, which would represent approximately 1.5% of the issued and outstanding Shares as of November 10, 2020. In accordance with the rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares without amending or extending the Offer. If we do so, the number of Shares accepted for payment in the Offer could increase by up to approximately 5,800,000 shares.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price per Share for all of the Shares accepted for payment pursuant to the Offer promptly after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or a manually signed photocopy of the Letter of Transmittal), including any required signature guarantees and any other documents required by the Letter of Transmittal. See Section 2, “Procedures for Tendering Shares.”

We will pay for Shares accepted pursuant to the Offer by depositing the aggregate Purchase Price in cash, less any applicable withholding taxes and without interest, with the Paying Agent, which will act as agent for tendering stockholders for the purpose of receiving payments from the Company and transmitting payments to the tendering stockholders.

If more than 4,500,000 Shares are duly tendered prior to 5:00 p.m. Eastern Time on the Expiration Date and proration is required as described in Section 1, “Number of Shares; Expiration Date; Proration,” the Paying Agent will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. Proration for each stockholder tendering Shares will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders (other than Odd Lot Holders). We will not pay for any Shares until after the final proration has been completed. All Shares tendered and not purchased, including shares not purchased due to proration, will be credited at our expense to the registered holder’s book-entry account with the transfer agent promptly after the Expiration Date or termination of the Offer.

Under no circumstances will we pay interest on the Purchase Price, even if there is any delay in making payment. In addition, if certain events occur prior to the Expiration Date, we may not be obligated to purchase Shares pursuant to the Offer. See Section 6, “Conditions of the Offer.”

We will pay all stock transfer taxes, if any, payable on the transfer to the Company of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted to the Paying Agent.

6. Conditions of the Offer

The Offer is not conditioned upon the receipt of financing or on a minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for Shares tendered, subject to the rules under the Exchange Act, if at any time prior to the Expiration Date, any of the following events or circumstances shall have occurred (or shall have been reasonably determined by the Company to have occurred):

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•there shall have been threatened, taken or pending any action, suit or proceeding by any government or governmental authority or regulatory or administrative agency in any jurisdiction, or by any other person in any jurisdiction, before any court or governmental authority or regulatory or administrative agency in any jurisdiction (i) challenging or seeking to cease trade, make illegal, delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of some or all of the tendered Shares by our Company or otherwise directly or indirectly relating in any manner to or affecting the Offer, or seeks to obtain material damages in respect of the Offer or (ii) that otherwise, in the sole judgment of our Company, acting reasonably, has or may have a material adverse effect on the business, income, assets, liabilities, condition (financial or otherwise), properties, operations, results of operations or prospects of our Company and its subsidiaries taken as a whole or has impaired or may materially impair the contemplated benefits of the Offer to our Company;

•there shall have been any action or proceeding threatened, pending or taken or approval withheld or any statute, rule, regulation, stay, decree, judgment or order or injunction proposed, sought, enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or our Company or any of its subsidiaries by or before any court, government or governmental authority or regulatory or administrative agency in any jurisdiction that, in the sole judgment of our Company, acting reasonably, might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above or would or might prohibit, prevent, restrict or delay consummation or materially impair the contemplated benefits of the Offer, to our Company or make it inadvisable to proceed with the Offer;

•there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any securities exchange or in the over-the-counter market in the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Canada (whether or not mandatory), (iii) a natural disaster, public health crisis (or material worsening thereof) or the commencement or escalation of a war, armed hostilities, act of terrorism or other international or national calamity directly or indirectly involving the United States, Canada or any other region where our Company maintains significant business activities, (iv) any limitation (whether or not mandatory) by any government or governmental authority or regulatory or administrative agency or any other event that, in the sole judgment of our Company, acting reasonably, could negatively affect the extension of credit by banks or other lending institutions, (v) any decrease or increase of more than 10% in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on the date of this Offer to Purchase to the open of trading on the Expiration Date, shall have occurred, or (vi) any change in the general political, market, economic or financial conditions that has or may have a material adverse effect on our Company’s business, operations or prospects, or value of the Shares;

•there shall have occurred any change or changes (or any development involving any prospective change or changes) in (i) general political, market, economic, financial or industry conditions in the United States or Canada, or (ii) the business, assets, liabilities, properties, condition (financial or otherwise), operations, results of operations or prospects of our Company or any of its subsidiaries that, in each case in the sole judgment of our Company, acting reasonably, has, have or may have a material adverse effect with respect to our Company and our subsidiaries taken as a whole or a material acceleration of the foregoing;

•any take-over bid or tender or exchange offer with respect to some or all of the securities of our Company (other than the Offer), or any merger, business combination or acquisition proposal, disposition of assets outside of the ordinary course of business, or other similar transaction with or involving our Company or its subsidiaries, other than the Offer, or any solicitation of proxies, other than by management, to seek to control or influence the Board, shall have been proposed, announced or made by any individual or entity;

•we shall have concluded, in our sole judgment, acting reasonably, that the Offer or the taking up and payment for any or all of the Shares by us is illegal or not in compliance with applicable law or stock exchange requirements and, if required under any such legislation or requirements, we shall not have

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received the necessary exemptions from or approvals or waivers of the appropriate courts or applicable securities regulatory authorities or stock exchange(s) in respect of the Offer;

•any change shall have occurred or been proposed to the Code, the Treasury regulations promulgated thereunder, or publicly available administrative policies of the IRS, or the equivalent laws, regulations and policies of another jurisdiction where one or more holders of Shares are resident, that, in our sole judgment, acting reasonably, is detrimental to us or our affiliates taken as a whole or to a holder of Shares, or with respect to making the Offer or taking up and paying for Shares tendered under the Offer;

•any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (other than the Company or affiliates of the Company, groups or persons who have filed with the SEC on or before November 9, 2020 a Schedule 13G or a Schedule 13D with respect to any of the Shares) shall have acquired or proposed to acquire, beneficial ownership of more than 5% of the outstanding Shares;

•any entity, group, or person (other than the Company and affiliates of the Company) who has filed with the SEC on or before November 9, 2020 a Schedule 13G or a Schedule 13D with respect to any of the Shares shall have acquired or proposed to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of additional Shares constituting 1% or more of the outstanding Shares;

•any entity, person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities outside of the ordinary course of business;

•we shall have determined that the consummation of the Offer and the purchase of the Shares pursuant to the Offer is likely, in our reasonable judgment, to cause the Shares to be (1) held of record by less than 300 persons, or (2)  eligible for deregistration under the Exchange Act;

•a material change in U.S. or any other currency exchange rates or a suspension of or limitation on the markets for such currencies that could have, in our reasonable judgment, a material adverse effect on the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects of our Company and our subsidiaries, taken as a whole, or on the trading in the Shares;

•any other approval, permit, authorization, favorable review or consent or waiver of or filing with any government or governmental authority or regulatory or administrative agency in any jurisdiction, or any third party consent, required in the reasonable judgment of the Company to be obtained or made in connection with the Offer shall not have been obtained, completed or made on terms and conditions satisfactory to the Company, acting reasonably; or

•we determine, in our reasonable judgment, that the consummation of the Offer or the purchase of Shares from any stockholder could jeopardize our qualification and taxation as a REIT for U.S. federal income tax purposes.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by the Company, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Date. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date.

Once the Offer has expired, all of the conditions to the Offer must have been satisfied or waived. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Date. Any determination by the Company concerning the fulfillment or non-fulfillment of the conditions described above will

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be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if our determination is challenged by stockholders.

7. Extension of the Offer; Termination; Amendment

Subject to applicable law and any rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether any of the events set forth in Section 6, “Conditions of the Offer,” shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and Paying Agent and making a public announcement of such extension in accordance with Rule 14e-1(d) under the Exchange Act. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment, and not pay for, any Shares not theretofore accepted for payment or paid for or, subject to applicable law, postpone payment for Shares, if any of the conditions specified in Section 6, “Conditions of the Offer,” are not satisfied or waived prior to the Expiration Date, by giving oral or written notice of such termination or postponement to the Depositary and Paying Agent and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Rule 13e-4(f)(5) and Rule 14e-1(c) promulgated under the Exchange Act, which require that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the Purchase Price for Shares or by decreasing or increasing the aggregate number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m. Eastern Time, on the next business day after the last previously scheduled expiration date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by issuing a press release.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

•we increase or decrease the Purchase Price Shares purchased in the Offer or increase or decrease the number of Shares sought in the Offer (and thereby increase or decrease the number of Shares that may be purchased in the Offer); and

•the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 7, “Extension of the Offer; Termination; Amendment,” then the Offer will be extended until the expiration of the period of 10 business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight Eastern Time.

In accordance with the rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares without amending or extending the Offer.

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8. Purpose; Certain Effects of the Offer

Purpose of the Offer

The Company is making this Offer to address the needs of certain of our stockholders who desire immediate liquidity for all or a portion of their Shares in an efficient manner, while at the same time balancing the best interests of the Company and of those stockholders who wish to remain invested in the Company. In considering the Offer, the Board reviewed, with the assistance of management and our advisors, our results of operations, current liquidity (or cash) position, general business conditions, legal, tax, regulatory and contractual constraints or restrictions and other factors the Board deemed relevant. Following such review, the Board determined that the Offer is a prudent use of our financial resources.

The Purchase Price is significantly lower than the current estimated value of $8.75 per Share approved by the Board on May 6, 2020. The Board believes that the current estimated value per Share of $8.75 as approved in May 2020 continues to reflect a sound and reasonable current valuation of our real estate portfolio and investment management business in light of uncertain market conditions. The Board is cognizant, however, that the share prices of the Company’s Public Peers in the shopping center REIT sector have declined significantly below their respective estimated net asset values, primarily as a result of the ongoing market uncertainty caused by the COVID-19 pandemic. As of October 30, 2020, the publicly traded equity of the Company’s Public Peers was trading at an average discount to net asset value of 41%, and a median discount to net asset value of 39%, according to S&P Global Market Intelligence. Similarly, our Shares have traded at a significant discount to our current estimated value per Share in secondary market transactions reported by third parties. For example, during the six-month period ended October 31, 2020, approximately 67,000 Shares were sold through a secondary market maker at an average price per Share of $5.27. However, given the current economic climate, market prices are highly volatile as seen by market dynamics this week related to the timing of a potential vaccine for COVID-19.

The Shares are not currently listed on a national securities exchange and the timing of a future listing or other major liquidity event for our stockholders depends in large part upon prevailing market conditions. Given the current state of the commercial real estate market and the U.S. economy generally, we cannot provide any assurances at this time as to the actual timing of the commencement of an exchange listing or other significant liquidity event for our stockholders. In addition, the Board suspended the SRP with respect to standard repurchases on August 7, 2019, and with respect to DDI repurchases DDI on March 27, 2020. The SRP with respect to standard repurchases remains suspended as of the date of this Offer to Purchase. However, we expect that the SRP for DDI will be restarted on or around January 9, 2021, at $5.75 per share after the completion of this tender, though we can make no assurances as to when or whether that will happen. The Board will continue to consider the liquidity available to stockholders going forward, while balancing other long-term interests of stockholders and the Company. It is possible that, in the future, additional liquidity will be made available by the Company through a potential listing on a securities exchange, the SRP, additional issuer tender offers or other methods, though we can make no assurances as to whether that will happen, or the timing or terms of any such liquidity. Pursuant to the applicable securities laws, neither we nor any of our affiliates may make any purchases of Shares until the expiration of at least ten business days after the date of termination of the Offer.

The purchase of Shares pursuant to the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate Purchase Price of the Shares we purchase. After the Offer is completed, we believe that our capital structure, including our available cash, the available balance of our senior credit facilities and cash flow from operations, will provide us with sufficient liquidity to meet our current operating expenses and other expenses directly associated with our business for the foreseeable future, and in any event for at least the next twelve months. However, actual results may differ significantly from our expectations. See “Cautionary Note Regarding Forward-Looking Statements”.

While the Board has approved the Offer, none of the Company, the Board, the Depositary, the Information Agent or any of their respective affiliates has made, or is making, any recommendation to you as to whether to tender or refrain from tendering your Shares. You must make your own decision as to whether

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to tender your Shares and if so, how many shares to tender. In doing so, you should read carefully the information in or incorporated by reference into this Offer to Purchase and the related Letter of Transmittal, including our reasons for making the Offer. You are urged to discuss your decision with your tax advisor, financial advisor and/or custodian, broker, dealer, commercial bank, trust company, or other nominee.

Certain Effects of the Offer

The purchase of Shares pursuant to the Offer will have the following effects:

•Depending on how many Shares are purchased, the Offer will decrease the amount of cash we have available for other purposes, such as paying distributions, funding acquisitions, or improvement costs and paying operating and administrative expenses or debt service obligations.

•Purchases of Shares pursuant to the Offer will increase the proportionate interest of stockholders that do not tender their Shares.

•Stockholders who tender all of their Shares will give up the opportunity to participate in any potential future benefits from owning Shares, including the right to receive any future dividends or distributions that we may pay, or to participate in other liquidity options that may be made available by the Company or third parties in the future.

Our purchases pursuant to the Offer will not result in the deregistration of our Shares under the Exchange Act.

9. Treatment of Fractional Shares

We will purchase fractional shares in connection with the Offer, pursuant to the terms and subject to the conditions of the Offer.

10. Use of Securities Acquired

We currently intend to cancel and retire Shares purchased in the Offer. These Shares will return to the status of authorized and unissued common stock and will be available for us to issue without further stockholder action for all purposes except as required by applicable law.

11. Plans and Proposals

Except as described or incorporated by reference herein, or as may occur in the ordinary course of business or as a result of or in response to unforeseen circumstances, we have no definitive plans to take any action that relates to or would result in any of the following:

•an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•a purchase, sale or transfer of a material amount of our assets or any of our subsidiaries, other than the acquisition and disposition of properties in the ordinary course of business;
•any material change in our present dividend rate or policy, or in the indebtedness or capitalization of the Company, other than those announced on November 9, 2020;

•any change in our present Board of Directors or management;

•any other material change in our corporate structure or business;

•any class of our common stock becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

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•the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or

•any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

12. Source and Amount of Funds

Assuming that the Offer is fully subscribed, the value of Shares purchased in the Offer will be approximately $26 million, subject to our ability to increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares without amending or extending the Offer in accordance with rules promulgated by the SEC. If we increase the number of Shares accepted by up to 2% of the outstanding Shares, the dollar value of the Offer would increase by up to approximately $33 million. Assuming that we do not increase the number of Shares accepted for payment, we expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $27 million. We intend to fund the purchase of Shares in the Offer and pay related costs by using our available cash, which may include funds received from draws on our credit facility as defined and described below. We had approximately $104 million of cash and cash equivalents as of September 30, 2020. Our ability to draw on the credit facility is not a condition of this Offer. We contemplate repaying any borrowed funds out of cash from operations, proceeds from the disposition of assets, and/or proceeds from new loans, which may be unsecured or secured by one or more of our properties.

Credit Facility

We have a revolving credit facility of $500 million with availability of approximately $490 million, which is net of current issued letters of credit, as of September 30, 2020. As of September 30, 2020, the interest rate on borrowings under the credit facility was LIBOR + 1.40%. The maturity date is October 2021, with additional options to extend the maturity to October 2022.

13. Certain Information About the Company

Our Business

The Company was formed as a Maryland corporation in October 2009. Substantially all of our business is conducted through the PECO Operating Partnership, a Delaware limited partnership formed in December 2009. We are a limited partner of the PECO Operating Partnership, and our wholly-owned subsidiary, Phillips Edison Grocery Center OP GP I LLC, is the sole general partner of the PECO Operating Partnership.

We are a REIT that invests primarily in grocery-anchored, neighborhood and community shopping centers that have a mix of creditworthy national, regional, and local retailers that sell necessity-based goods and services in strong demographic markets throughout the United States. As of September 30, 2020, we wholly-owned 283 real estate properties, and our third-party investment management business provided comprehensive real estate and asset management services to three institutional joint ventures, in which we have a partial ownership interest, and one private fund.

We are not a mutual fund and have not registered, and do not intend to register, as an investment company under the Investment Company Act of 1940, as amended.

As of October 30, 2020, we had 290,388,656 Shares outstanding, held by approximately 63,690 stockholders. The majority of these Shares were sold in primary public offerings that terminated in 2014 and 2015. The Shares are not listed for trading on any national securities exchange.

Our corporate headquarters are located at 11501 Northlake Drive, Cincinnati, Ohio 45249 and our telephone number is (513) 554-1110.

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Estimated Value Per Share

On May 6, 2020, the Board approved the current estimated value per Share of $8.75, based substantially on the estimated market value of our portfolio of real estate properties and our third-party investment management business as of March 31, 2020. The current estimated value reflected the negative impact of the COVID-19 pandemic on our non-grocery tenants resulting from social distancing and stay-at-home guidelines and the uncertainty of the duration and full effect on the overall economy. For a description of the valuation methodologies as well as important assumptions and limitations of the Board’s estimated value per share valuation, please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which is incorporated herein by reference and can be found in the “Investors – SEC Filings” section of our website, http://www.phillipsedison.com.

Share Repurchase Program

The Board suspended the SRP with respect to standard repurchases on August 7, 2019, and with respect to DDI repurchases DDI on March 27, 2020. The SRP with respect to standard repurchases remains suspended as of the date of this Offer to Purchase. However, we expect that the SRP for DDI will be restarted on or around January 9, 2021, at $5.75 per share after the completion of this tender, though we can make no assurances as to when or whether that will happen.

Distribution Information

During the years ended December 31, 2019 and 2018, we paid monthly distributions of $0.05583344 per share.

The total monthly distributions paid to common stockholders for the years ended December 31, 2019 and 2018 were as follows (in thousands):

	2019	2018
Distributions paid to common stockholders	$191,147	$129,945

Distributions were paid subsequent to December 31, 2019 to the stockholders from January 2020 through March 2020 as follows (in thousands):

Distribution Period	Date Distribution Paid	Gross Amount of Distribution Paid
January 2020	February 3, 2020	$16,192
February 2020	March 2, 2020	16,176
March 2020	April 1, 2020	16,441

All distributions paid during the years ended December 31, 2019 and 2018 have been funded by a combination of cash generated through operations and borrowings under our consolidated credit facilities.

On March 27, 2020, our Board temporarily suspended stockholder distributions, effective after the payment of the March 2020 dividend on April 1, 2020 as a result of the uncertainty surrounding the COVID-19 pandemic, including the impact that the pandemic and the measures taken by governmental agencies and tenants in response to the pandemic are expected to continue to have on our shopping centers and our financial condition, liquidity sources, and capital needs.

Beneficial Ownership of Shares and OP units by Directors and Officers

The following table sets forth the Shares and OP units, which are exchangeable on a one for one basis with our Shares, beneficially owned as of October 30, 2020 by our directors, named executive officers, our directors and named executive officers as a group, and any person who is known by us to be the beneficial owner of more than 5%

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of our outstanding Shares. The voting and economic ownership percentages are based on 290,388,656 Shares outstanding on October 30, 2020.

Name of Beneficial Owner	Amount of Common Stock Beneficial Ownership	Amount of OP Unit Beneficial Ownership	Total Beneficial Ownership	Voting Percentage	Economic Ownership Percentage(1)
Non-Employee Directors
Leslie T. Chao	49,069(2)(3)	—	49,069	*	*
Elizabeth Fischer	8,833(4)	—	8,833	*	*
Paul J. Massey, Jr.	34,152(5)	—	34,152	*	*
Stephen R. Quazzo	85,567(6)	—	85,567	*	*
Jane Silfen	8,833(7)	—	8,833	*	*
John A. Strong	15,914(8)	—	15,914	*	*
Gregory S. Wood	20,724(9)	—	20,724	*	*
Named Executive Officers
Jeffrey S. Edison	540,510(10)(11)	22,057,582(11)	22,598,092	*	7.8%
John P. Caulfield	5,883	—	5,883	*	*
Tanya E. Brady	5,919	—	5,919	*	*
Devin I. Murphy	40,727	1,093,191(11)	1,133,918	*	*
Robert F. Myers	12,514(11)	89,558(11)	102,072	*	*
All directors and executive officers as a group (12 persons)	828,645	23,240,331	24,068,976	*	8.3%

* Less than 1%.

(1)	Amounts assume that all OP units held by the person, if any, are exchanged for shares of common stock, regardless of when such OP units are exchangeable. The total number of shares of our common stock outstanding used in calculating this percentage assumes that none of the OP units held by other persons are exchanged for shares of our common stock.
(2)	Beneficial ownership includes 567 shares held by Mr. Chao’s wife.
(3)	Includes 6,502 Shares of restricted stock, which are subject to vesting.
(4)	All 8,833 Shares are restricted stock, which are subject to vesting.
(5)	Includes 6,502 Shares of restricted stock, which are subject to vesting.
(6)	Includes 6,502 Shares of restricted stock, which are subject to vesting.
(7)	All 8,833 Shares are restricted stock, which are subject to vesting.
(8)	Includes 5,889 Shares of restricted stock, which are subject to vesting.
(9)	Includes 6,502 Shares of restricted stock, which are subject to vesting.
(10)	Phillips Edison Limited Partnership (“PELP”) and its wholly owned subsidiaries own 232,064 shares of our common stock. Mr. Edison is the manager of the general partner of PELP, and therefore has voting and dispositive control of the shares held by it.
(11)	Amount of beneficial ownership in OP units represents direct and indirect ownership held by these individuals or their affiliates.

Recent Securities Transactions

During the 60 days prior to November 10, 2020, no transactions with respect to the Shares and OP units have been effected by the Company or by any of its executive officers, directors, affiliates, or subsidiaries.

The Company does not, and to its knowledge, none of its executive officers, directors, affiliates or subsidiaries, beneficially own or has a right to acquire any Shares, OP units, or any other equity securities of the Company. The Company has not, and to its knowledge, the Company’s executive officers, directors affiliates or subsidiaries have not, effected any transaction in the Shares, OP units or any other equity securities of the Company during the 60 days prior to November 10, 2020.

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2020 Omnibus Incentive Plan

On June 17, 2020, the Company’s stockholders approved the 2020 Omnibus Incentive Plan (the “Plan”). The purpose of the Plan is to attract, retain, and motivate participating officers and employees and to attract and retain well-qualified individuals to serve as members of the Board and consultants through the use of incentives based upon the value of our shares of common stock. The Plan provides a direct link between stockholder value and compensation awards by authorizing awards of shares of our common stock, monetary payments based on the value of our common stock, and other incentive compensation awards that are based on our financial performance and individual performance. Awards under the Plan may be made to our or our subsidiaries’ employees and consultants and to our non-employee directors as determined by the Compensation Committee of the Board. Key features of the Plan are:

•The maximum number of shares of common stock to be issued under the Plan is 3,500,000.

•The award of stock options (both incentive and non-qualified options), stock appreciation rights, restricted stock, RSUs, deferred stock units, performance awards, dividend equivalents, other stock-based awards, performance-based cash awards, OP units, Phantom Units, and other rights or interests relating to stock, OP units, or cash is permitted.

•Stock options and stock appreciation rights will not be repriced in any manner without stockholder approval.

•The aggregate value of equity awards that may be granted during any 12-month period to any non-employee director shall not exceed $300,000.

•Every award of restricted stock or RSUs that vests solely based on time must have a minimum service period of three years, and any award of restricted stock or RSUs that is based in whole or in part on the achievement of performance goals must relate to a performance cycle of not less than 12 consecutive months.

•Any material amendment to the Plan is subject to approval by our stockholders.

•There is no “evergreen” provision; rather, the Plan provides for a fixed number of shares, and stockholders must approve any increase in shares.

•All options and stock appreciation rights (“SARs”) granted under the Plan must have an exercise price at least equal to the fair market value of a share of our common stock on the date of grant. The Plan expressly prohibits repricing of options and SARs. The prohibitions on repricing include a reduction in the exercise price of an outstanding option or SAR, surrender of an outstanding option or SAR to use as consideration for the grant of a replacement option or SAR with a lower exercise price or the grant of another award, or any other action that would be treated as a repricing. The foregoing restrictions do not apply in the case of adjustments in connection with certain corporate events or adjustments approved by our stockholders.

•The term of the Plan will expire on June 16, 2030.

Based solely on the estimated value per share of our common stock on March 16, 2020 and the maximum number of shares that would have been available for awards as of such date under the Plan, the maximum aggregate market value of the common stock that could potentially be issued under the Plan is $38,850,000. The shares of common stock underlying any awards that are forfeited, canceled, or otherwise terminated, other than by exercise, or shares held back upon exercise or settlement of an award under the Plan to cover the exercise price or tax withholding will be added back to the shares of common stock available for issuance under the Plan. In addition, shares subject to an SAR that are not issued in connection with the stock settlement of the SAR upon exercise thereof, will be added back to the shares of common stock available for issuance under the Plan.

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Other Interests

Except as otherwise described or incorporated by reference in this Offer to Purchase or the Schedule TO, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the Offer or with respect to any of our securities, including, but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information about us to you by referring you to other documents that we file with the SEC. The information incorporated by reference is an important part of this Offer to Purchase, and is deemed to be part hereof except to the extent any such information is modified or superseded by information in this Offer to Purchase or in any other document expressly incorporated herein (whether specified below or in any amendment to the Schedule TO) that has a later date. We incorporate by reference the documents listed below (except to the extent that the information contained therein is deemed “furnished” and not “filed” in accordance with SEC rules):

•our Definitive Proxy Statement on Schedule 14A, filed on April 7, 2020 (solely to the extent specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2019);

•our Annual Report on Form 10-K for the year ended December 31, 2019, filed on March 12, 2020;

•our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, filed on May 12, 2020, August 13, 2020 and November 9, 2020, respectively; and

•our Current Reports on Form 8-K, filed on January 13, 2020, March 30, 2020, June 18, 2020, August 10, 2020, August 20, 2020 and November 9, 2020.

The information relating to us contained in this Offer to Purchase should be read together with the information in the documents incorporated by reference. Any statement contained in any document incorporated by reference in this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in the Offer. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Offer.

14. Additional Information

We have filed an issuer Tender Offer Statement on Schedule TO with the SEC that includes certain additional information relating to the Offer. We intend to supplement and amend the Schedule TO to the extent required to reflect information we subsequently file with the SEC. This material may be inspected and copied at prescribed rates at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website (http://www.sec.gov) that contains our Schedule TO, reports and other information about us, including our annual, quarterly and current reports, proxy statements and other SEC filings. You may also obtain a copy of our Schedule TO or a copy of any or all of the documents incorporated herein by reference, other than the exhibits to any documents that are not specifically incorporated by reference herein, free of charge by contacting us at the address or telephone number set forth on the first page of this Offer to Purchase.

15. Certain Legal Matters; Regulatory Approvals

We are neither aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of the Shares pursuant to the Offer, nor are we aware of any approval or other action by any government or governmental, administrative or regulatory authority, agency or body that would be required for

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us to acquire Shares as contemplated by the Offer. We contemplate that we will seek any approvals or make any filings that may become necessary. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of a required approval or other action. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations pursuant to the Offer to accept for payment and pay for the tendered Shares are subject to the satisfaction of certain conditions. See Section 6, “Conditions of the Offer.”

16. Material U.S. Federal Income Tax Considerations

The following summary describes certain material U.S. federal income tax considerations relating to the Offer to stockholders whose Shares are validly tendered and accepted for payment pursuant to the Offer. For purposes of this section, stockholders refer to the beneficial owners of the Shares. This summary is based upon the Code, Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change or differing interpretation, possibly with retroactive effect, which may result in U.S. federal income tax consequences different from those described below. We have not sought, and will not seek, any ruling from the IRS, or any other tax authority, with respect to the statements made and the conclusions reached in this discussion. There can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary addresses only Shares that are held as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of tax accounting, insurance companies, tax-exempt organizations, governmental organizations, regulated investment companies, real estate investment trusts, certain expatriates, “U.S. holders” (as defined herein) whose functional currency is other than the U.S. dollar, persons subject to the alternative minimum tax, persons that hold Shares as a position in a “straddle” or as a part of a “conversion,” “constructive sale” or integrated transaction for U.S. federal income tax purposes, persons that purchase or sell shares as part of a wash sale for U.S. federal income tax purposes, persons or entities who hold Shares pursuant to the exercise of any employee stock option or otherwise as compensation, or persons treated as “qualified foreign pension funds” or “qualified shareholders” for U.S. federal income tax purposes. In addition, except as otherwise specifically noted, this discussion applies only to “U.S. holders.” This summary also does not address the state, local or non-U.S. tax consequences of participating in the Offer. This summary assumes that the Company is and will remain a REIT for U.S. federal income tax purposes for its taxable year which includes the exchange of Shares pursuant to the Offer. For purposes of this discussion, a “U.S. holder” means a beneficial owner of shares for U.S. federal income tax purposes that is:

•An individual who is a citizen or resident of the United States;
•a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•a trust that (i) is subject to the primary supervision of a United States court and the control of one or more ”United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a United States person for U.S. federal income tax purposes.
    If a partnership holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding Shares should consult their tax advisors.

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Stockholders are urged to consult their tax advisor to determine the particular tax consequences to them of participating or not participating in the Offer in light of their particular circumstances. In addition, holders of OP units in PECO Operating Partnership should consult with their personal tax advisors regarding the consequence of exchanging their OP units for Shares and participating in the Offer.

Characterization of the Purchase.   The purchase of Shares by the Company in the Offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the purchase, a U.S. holder will, depending on the U.S. holder’s particular circumstances and after taking into account any proration, be treated either as having sold the U.S. holder’s Shares or as having received a distribution in respect of Shares from the Company.
Under Section 302 of the Code, a U.S. holder whose Shares are purchased by the Company in the Offer will be treated as having sold its Shares if the purchase:
•results in a “complete termination” of the U.S. holder’s equity interest in the Company;
•results in a “substantially disproportionate” redemption with respect to the U.S. holder; or
•is “not essentially equivalent to a dividend” with respect to the U.S. holder.
    Each of these tests, referred to as the “Section 302 tests,” is explained in more detail below.
If a U.S. holder satisfies any of the Section 302 tests explained in more detail below, the U.S. holder will be treated for U.S. federal income tax purposes as if it sold its Shares to the Company and will recognize capital gain or loss equal to the difference between the amount of cash received in the Offer and the U.S. holder’s adjusted tax basis in the Shares surrendered in exchange therefor. This gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the Shares that were sold exceeds one year as of the date of purchase by the Company in the Offer. Specified limitations may apply to the deductibility of capital losses by U.S. holders. In addition, any loss upon an exchange of Shares for cash in the Offer by a U.S. holder that has held such Shares for six months or less, after applying holding period rules, generally will be treated as a long-term capital loss to the extent of distributions received, or deemed to be received, from the Company that were required to be treated by the U.S. holder as long-term capital gain. Gain or loss must be determined separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction) that is purchased by the Company from a U.S. holder in the Offer. A U.S. holder may be able to designate which blocks of Shares it wishes to tender in the Offer if fewer than all of its Shares are tendered in the Offer, and the order in which different blocks will be purchased by the Company in the event of proration in the Offer. U.S. holders should consult their tax advisors concerning the mechanics and desirability of that designation.
If a U.S. holder does not satisfy any of the Section 302 tests explained below, the purchase of the U.S. holder’s Shares by the Company in the Offer will not be treated as a sale or exchange for U.S. federal income tax purposes. Instead, the purchase of the U.S. holder’s Shares by the Company in the Offer will be treated for U.S. federal income tax purposes as a distribution with respect to the U.S. holder’s shares and thus treated as a dividend to the U.S. holder with respect to its Shares, to the extent of the U.S. holder’s ratable share of our current and accumulated earnings and profits (within the meaning of the Code). Such a dividend would be includible in the U.S. holder’s gross income without reduction for the tax basis of the Shares sold, and no loss would be recognized. Noncorporate U.S. holders would generally not be entitled to the preferential tax rate applicable to certain types of dividends (qualified dividend income) with respect to the portion of any distribution taxed as a dividend, except as described below with respect to dividends designated as capital gain dividends or qualified income. However, stockholders that are individuals, trusts or estates generally may deduct up to 20% of certain qualified business income, including “qualified REIT dividends” (generally, dividends received by a REIT shareholder that are not designated as capital gain dividends or qualified dividend income), subject to certain limitations. REIT dividends are not eligible for the dividends received deduction in the case of U.S. holders that are corporations. To the extent the amount received by a U.S. holder with respect to the purchase of its Shares by the Company in the Offer that was treated for U.S. federal income tax purposes as a distribution exceeded our current and accumulated earnings and profits, the excess first would be treated as a tax-free return of capital that would reduce the U.S. holder’s adjusted

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tax basis (but not below zero) in its Shares and any remainder would be treated as capital gain from the sale of the Shares (which may be long-term capital gain as described above). To the extent that a purchase of a U.S. holder’s Shares by the Company in the Offer is treated as the receipt by the U.S. holder of a dividend, the U.S. holder’s adjusted tax basis (after reduction, if any, as described in the previous sentence) in the purchased shares will be added to any shares retained by the U.S. holder, subject to certain adjustments in the case of a corporate U.S. holder. If a U.S. holder owns no other Shares, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely. To the extent that the purchase of a U.S. holder’s Shares by the Company in the Offer is treated as a dividend and to the extent that we properly designated all or part of such dividend as qualified dividend income or as a capital gain dividend, such part of the dividend will be taxable to the U.S. holder as qualified dividend income or as gain from the sale of a capital asset held for more than one year, to the extent that it does not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. holder has held such shares. Thus, with certain limitations, certain dividends received by an individual U.S. holder may be eligible for preferential rates of taxation.
Previously proposed Treasury regulations, since withdrawn, would have required the basis reduction associated with a repurchase (such as pursuant to the Offer) that is treated as a distribution (rather than a sale or exchange) that is not a dividend to be applied on a “share-by-share” basis. This share-by-share approach could result in taxable gain with respect to some Shares sold by a U.S. holder pursuant to the Offer, even though the U.S. holder’s aggregate basis for such shares would be sufficient to absorb the portion of the distribution that is not treated as being made out of our current and accumulated earnings and profits. Although these proposed Treasury regulations have been withdrawn, the notice withdrawing the proposed Treasury regulations reiterated that the Treasury Department and IRS believe that under current law, the results of such distributions should derive from the consideration received by a stockholder on a share-by-share basis. Stockholders are urged to consult their tax advisor to determine the tax consequences to them if their sale of shares in the Offer is treated as a distribution (rather than a sale or exchange).
Constructive Ownership of Shares and Other Issues.   In applying each of the Section 302 tests explained below, U.S. holders must take into account not only Shares that they actually own but also Shares they are treated as owning under the constructive ownership rules of Section 318 of the Code. Under such constructive ownership rules, a U.S. holder is treated as owning any Shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as Shares that the U.S. holder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the Section 302 tests explained below, U.S. holders should consult their tax advisors to determine whether their sale of Shares in the Offer qualifies for sale or exchange treatment in their particular circumstances.
U.S. holders should be aware that an acquisition or disposition of Shares (including by persons whose ownership of outstanding Shares is attributed to a U.S. holder pursuant to the constructive ownership rules described above) as part of a firm and fixed plan that includes the U.S. holder’s tender of Shares pursuant to the Offer should be taken into account in determining whether any of the Section 302 tests are satisfied. For example, if a U.S. holder sells Shares (including sales by persons whose ownership of outstanding Shares is attributed to the U.S. holder pursuant to the constructive ownership rules described above) to persons other than the Company at or about the time the U.S. holder also sells Shares pursuant to the Offer, and the various sales effected by the U.S. holder are part of an overall firm and fixed plan to reduce or terminate the U.S. holder’s proportionate interest in the Company, then the sales to persons other than the Company may, for U.S. federal income tax purposes, be integrated with the U.S. holder’s sale of Shares pursuant to the Offer and, if integrated, should be taken into account in determining whether the U.S. holder satisfies any of the Section 302 tests with respect to Shares sold by the U.S. holder to the Company in the Offer.
We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders in the Offer will cause the Company to accept fewer Shares than are tendered. This in turn may affect the U.S. holder’s U.S. federal income tax consequences. In particular, this could affect the U.S. holder’s ability to satisfy one of the Section 302 tests described below. In any event, no assurance can be given that a U.S. holder will be able to determine in advance whether its disposition of Shares pursuant to the Offer will be treated as a sale or exchange or as a dividend distribution in respect of Shares from the Company.

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Section 302 Tests.   One of the following tests must be satisfied in order for the purchase of Shares by the Company in the Offer to be treated as a sale or exchange for U.S. federal income tax purposes:
•Complete Termination Test.   The purchase of a U.S. holder’s Shares by the Company in the Offer will result in a “complete termination” of the U.S. holder’s equity interest in the Company if all of the Shares that are actually owned by the U.S. holder are sold in the Offer and all of the Shares that are constructively owned by the U.S. holder, if any, are sold in the Offer or, with respect to Shares owned by certain related individuals, the U.S. holder effectively waives, in accordance with Section 302(c) of the Code and the Treasury regulations promulgated thereunder, attribution of Shares that otherwise would be considered as constructively owned by the U.S. holder. U.S. holders wishing to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult their tax advisors.
•Substantially Disproportionate Test.   The purchase of a U.S. holder’s Shares by the Company in the Offer will result in a “substantially disproportionate” redemption with respect to the U.S. holder if, among other things, the percentage of the then outstanding Shares actually and constructively owned by the U.S. holder immediately after the purchase is less than 80% of the percentage of the Shares actually and constructively owned by the U.S. holder immediately before the purchase (treating as outstanding all Shares purchased in the Offer) and immediately following the purchase the U.S. holder actually and constructively owns less than 50% of the total combined voting power of all classes of voting shares of the Company.
•Not Essentially Equivalent to a Dividend Test.   The purchase of a U.S. holder’s Shares by the Company in the Offer will be treated as “not essentially equivalent to a dividend” if the reduction in the U.S. holder’s proportionate interest in the Company as a result of the purchase constitutes a “meaningful reduction” given the U.S. holder’s particular circumstances. Whether the receipt of cash by a stockholder who sells Shares in the Offer will be “not essentially equivalent to a dividend” is independent of whether or not we have current or accumulated earnings and profits and will depend upon the stockholder’s particular facts and circumstances. The IRS has indicated in a published revenue ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of less than 1%) and who exercises no control over corporate affairs should constitute a “meaningful reduction.” U.S. holders should consult their tax advisors as to the application of this test in their particular circumstances. U.S. holders should note, however, that because other investors may exchange a greater percentage of their Shares pursuant to the Offer, the interest in the Company of a U.S. holder may increase immediately following the Offer even if that U.S. holder exchanges Shares for cash pursuant to the Offer and neither it nor any person whose ownership of Shares of the Company is attributed to such U.S. holder pursuant to the constructive ownership rules described above acquires any other Shares of the Company.
    The application of Section 302 of the Code is complex. U.S. holders intending to rely on any of the tests described above should consult their tax advisors to determine the application of these rules in their particular circumstances.
Medicare Tax.   A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s adjusted (or modified adjusted) gross income for the taxable year over a certain threshold (which, at present, in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income generally includes its net gains or dividend income recognized upon a sale of Shares pursuant to the Offer, unless such net gains or dividend income are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of this tax to its gains and income in respect of the Shares purchased in the Offer.

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Non-U.S. Stockholders.   The following general discussion applies to stockholders that are “non-U.S. holders.” A “non-U.S. holder” is a person or entity that, for U.S. federal income tax purposes, is a beneficial owner of our shares that for U.S. federal income tax purposes is:
•non-resident alien individual; or
•foreign corporation.
    The U.S. federal income tax treatment of our purchase of Shares from a non-U.S. holder pursuant to the Offer will depend on whether the non-U.S. holder is treated, based on the non-U.S. holder’s particular circumstances, as having sold the tendered Shares or as having received a distribution in respect of the non-U.S. holder’s Shares. The appropriate treatment of our purchase of Shares from a non-U.S. holder will be determined in the manner described above. See “— Section 302 Tests.”
If the purchase of Shares by the Company in the Offer is characterized as a sale or exchange (as opposed to a dividend) with respect to a non-U.S. holder, the non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on the disposition of Shares in the Offer unless:
•the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, subject to an applicable treaty providing otherwise;
•the non-U.S. holder is an individual that was present in the U.S. for 183 days or more during the taxable year of the disposition and certain other conditions exist; or
•the gain is taxed under the Foreign Investment in Real Property Tax Act of 1980, as amended (“FIRPTA”), by reason of the holder’s Shares constituting a United States real property interest, or “USRPI,” within the meaning FIRPTA.
Shares will not constitute a USRPI if we are a “domestically controlled REIT.” A REIT will be domestically controlled REIT if non-U.S. persons hold, directly or indirectly, less than 50% in value of its stock at all times during the five-year period ending on the date of disposition. For these purposes, beginning on December 18, 2015, a person holding less than 5% of any regularly traded classes of stock for five years will be treated as a U.S. person unless we have actual knowledge that such person is not a U.S. person. Because the Shares are not regularly traded on an established securities market, this presumption does not apply, and we cannot assure you that our non-U.S. ownership will be less than 50% at any time. We believe, but cannot guarantee, that we are and will continue to be a “domestically controlled REIT.”
Even if a REIT’s non-U.S. ownership remains under 50% for five years and the REIT otherwise meet the requirements of this rule, pursuant to “certain wash sale” rules under FIRPTA, a non-U.S. stockholder may incur tax under FIRPTA to the extent such stockholder disposes of its stock within a certain period prior to a distribution attributable to USRPI gain and directly or indirectly (including through certain affiliates) reacquires the stock within certain prescribed periods.
In addition, Shares sold by a non-U.S. holder would not be considered a USRPI if (1) the Shares are considered regularly traded under applicable Treasury Regulations on an established securities market, such as Nasdaq or the New York Stock Exchange and (2) the selling non-U.S. holder owned, actually or constructively, 10% or less in value of the outstanding Shares throughout the five-year period ending on the date of the sale or exchange. However, because the Shares are not regularly traded on an established securities market, this exception to FIRPTA does not apply to non-U.S. holders.
    An individual who is present in the United States for 183 days or more in the taxable year of disposition, and is not otherwise a resident of the United States for U.S. federal income tax purposes, should consult his or her own tax advisor regarding the U.S. federal income tax consequences of participating in the Offer, including whether such individual is treated as a resident.

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If the gain realized on the disposition of Shares in the Offer (or a distribution treated as gain from the sale of Shares, as discussed below) were taxed under FIRPTA, a non-U.S. holder generally would be taxed on that gain in the same manner as a U.S. holder, subject to any applicable alternative minimum tax. The non-U.S. holder also generally would be required to file a U.S. federal income tax return. The applicable withholding agent will generally be required under FIRPTA to withhold at a rate of 15% with respect to such amounts.
If a non-U.S. holder does not satisfy any of the Section 302 tests explained above, the full amount received by the non-U.S. holder with respect to our purchase of Shares in the Offer will be treated as a distribution to the non-U.S. holder with respect to the non-U.S. holder’s Shares. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, a tax-free return of capital, or as capital gain from the sale of Shares will be determined in the manner described above. See “— Characterization of the Purchase.”
To the extent that amounts received by a non-U.S. holder with respect to our purchase of Shares in the Offer are treated as a dividend, they will be subject to U.S. federal income tax, and the applicable withholding agent will be required to withhold such U.S. federal income tax, at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty, provided the applicable withholding agent has received proper certification of the application of such income tax treaty).
Notwithstanding the above and whether or not a non-U.S. holder satisfies one of the Section 302 tests, amounts received by a non-U.S. holder with respect to our purchase of Shares in the Offer that are attributable to gain from our sales or exchanges of USRPIs generally will be subject to U.S. federal income tax under FIRPTA at the rate that would apply to such gain if the non-U.S. holder were a U.S. person (and possibly an additional 30% branch profits tax that may apply to a non-U.S. holder that is a foreign corporation) and generally will be subject to withholding at a rate of 21%. Notwithstanding the foregoing, FIRPTA and the 21% withholding tax will not apply if (i) our Shares are “regularly traded” on an established securities market located in the United States (as defined by applicable Treasury regulations), and (ii) the non-U.S. holder has owned (directly and constructively) not more than 10% of the Shares at any time during the one-year period ending on the date of the distribution (in this case, the date of the exchange pursuant to the Offer). Instead, the 30% withholding tax rate (or such lower rate as may be specified by an applicable income tax treaty, subject to proper certification) would apply if the distribution does not satisfy the Section 302 tests. However, because the Shares are not regularly traded on an established securities market, this exception to FIRPTA does not apply to non-U.S. holders.
Special rules apply if a non-U.S. holder’s Shares are used, or held for use, by the non-U.S. holder in the conduct of a U.S. trade or business. Such a non-U.S. holder should consult his or her own tax advisor regarding the U.S. federal income tax consequences of participating in the Offer.
Although the exchange of Shares for cash pursuant to the Offer by a non-U.S. holder may be eligible for sale and exchange treatment under Section 302 (see “— Characterization of the Purchase”), for withholding purposes, we will treat any such exchange as a distribution for U.S. federal income tax purposes that is made out of our current or accumulated earnings and profits and withhold tax at a 30% rate on payments to non-U.S. holders, or such lower rate as may be specified by an applicable income tax treaty (if we or the applicable withholding agent has received proper certification of the application of such income tax treaty); provided, however, that in the case of a non-U.S. holder that properly claims a reduced rate of, or exemption from, withholding on dividends, we may withhold at not less than the 15% withholding rate or the 21% withholding rate that may apply under FIRPTA to amounts not treated as dividends. Other withholding agents may also do the same. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A non-U.S. holder that is able to satisfy one of the Section 302 tests or is eligible for a reduced rate of U.S. federal withholding tax under an applicable income tax treaty or otherwise may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Backup withholding generally will not apply to amounts subject to the withholding described in this paragraph.
Foreign Account Tax Compliance.   The Foreign Account Tax Compliance Act provisions of the Code, together with administrative guidance and certain intergovernmental agreements entered into thereunder, which we refer to as “FATCA”, impose a 30% withholding tax on certain types of “withholdable payments” made to “foreign

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financial institutions” and certain other non-U.S. entities unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution that is not subject to special treatment under certain intergovernmental agreements, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on withholdable payments to account holders whose actions prevent them from complying with these reporting and other requirements. For purposes of FATCA, subject to certain exceptions, the term “withholdable payment” generally means (i) any payment of interest, dividends, rents, and certain other types of generally passive income if such payment is from sources within the United States, and (ii) any gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the United States (including, for example, stock and debt of U.S. corporations). While withholding under FATCA may apply to amounts treated as gross proceeds from the sale or other disposition of stock for U.S. federal income tax purposes, under proposed Treasury regulations, no withholding would apply to such gross proceeds, and the preamble to the proposed Treasury regulations specifies that taxpayers are permitted to rely on the proposed Treasury regulations pending finalization. Prospective investors should consult their tax advisors regarding this legislation.
Backup Withholding. See Section 2, “Procedures for Tendering Shares,” with respect to the application of U.S. federal backup withholding.

17. Recommendation

The Board has approved the Offer. None of the Company, the Board, the Depositary, the Information Agent or any of their respective affiliates has made, or is making, any recommendation to you as to whether to tender or refrain from tendering your Shares. Stockholders must make their own decision whether to tender Shares and, if so, how many Shares to tender. Our directors and executive officers have advised us that they do not intend to tender any Shares owned by them in the Offer. Stockholders are urged to evaluate carefully all information in the Offer, the Letter of Transmittal and the Schedule TO, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, which are incorporated herein by reference and can be found in the “Investors – SEC Filings” section of our website, http://www.phillipsedison.com, and consult their own investment and tax advisors and make their own decisions whether to tender or refrain from tendering their Shares.

Because each stockholder’s investment decision is a personal one, based on their own financial circumstances, no person has been authorized to make any recommendation on our behalf as to whether stockholders should tender their Shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained or incorporated by reference herein or in a Letter of Transmittal. If given or made, the recommendation and information and representations must not be relied on as having been authorized by us.

18. Miscellaneous

The Offer is not being made to, and tenders will not be accepted from, stockholders in any jurisdiction in which the Offer or its acceptance would not comply with the securities laws of the applicable jurisdiction. We are not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of the applicable jurisdiction. However, we reserve the right to exclude stockholders from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. We believe this exclusion is permissible under applicable laws and regulations, provided we make a good faith effort to comply with any law deemed applicable to the Offer.

We have retained Computershare to act as the Depositary and the Paying Agent, and Georgeson to act as the Information Agent in connection with the Offer. In its role as Depositary, Computershare will receive Letters of Transmittal and Withdrawal Letters and provide information regarding the Offer to those persons, including

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stockholders that contact it. As Paying Agent, Computershare will be responsible for determining the Purchase Price and proration factor, if any, and matching payment for all Shares purchased by us in the Offer. As the Information Agent, Georgeson may contact stockholders by mail, telephone, e-mail and personal interviews and may request custodians, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

Computershare and Georgeson will receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to custodians, brokers, dealers, or other persons (other than fees to Computershare and Georgeson as described above) for soliciting tenders of Shares pursuant to the Offer. No custodian, broker, dealer, commercial bank, or trust company has been authorized to act as our agent, or the agent of Computershare or Georgeson for purposes of the Offer.

Stockholders holding their Shares of record will not be required to pay any fees or commissions in connection with the tender directly to the Depositary and purchase of their Shares. Beneficial owners who do not own their Shares as record holders are urged to consult the broker, dealer or other nominee or custodian who is the record holder of their Shares to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers or other nominee or custodian stockholders and not directly to the Depositary.

Stockholders holding their Shares through such custodian, broker, dealer, commercial bank, trust company, or other nominee must not deliver a Letter of Transmittal directly to the Depositary (Computershare). The custodian, broker, dealer, commercial bank, trust company, or other nominee holding your Shares must submit the Letter of Transmittal that pertains to your Shares to the Depositary (Computershare) on your behalf. If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Depositary of their authority so to act must be submitted.

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The Letter of Transmittal and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder’s custodian, broker, dealer, commercial bank, trust company, or other nominee to the Depositary as follows:

The Depositary and Paying Agent for the Offer is:

Computershare Trust Company, N.A,

If delivering by hand, express mail, courier or other expedited service: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, MA 02021	By mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions PO Box 43011 Providence, RI 02940-3011

Delivery of the Letter of Transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.

Questions and requests for assistance and requests for copies of the Offer to Purchase or additional copies of this Letter of Transmittal should be directed to the Information Agent at the address and telephone number set forth below:
Georgeson LLC
(866) 296-5716
1290 Avenue of the Americas, 9th Floor
New York, New York 10104
Email: PECOoffer@Georgeson.com

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